Exhibit 10.11

AGREEMENT FOR THE SALE AND PURCHASE OF SHARES OF PEACE OF MEAT BV

THIS AGREEMENT is dated December 3, 2020:

BETWEEN:

1.	Dirk Standaert, residing at Kazernestraat 66, 1000 Brussels (Belgium);

2.	David Brandes, residing at Chemin de la Haute Belotte 26, 1223 Cologny (Switzerland);

3.	Eva Sommer, residing at Vleeshuisstraat 7/104, 2000 Antwerp (Belgium);

4.
Oliver Seaward Consulting, a limited liability company, incorporated, organized and existing under the Laws of North Carolina (United States of America), with mailing address at PO Box 5514, Raleigh, NC 27650 (United States of America), registered under company code 1042564 (“Oliver Seaward Consulting”);

5.
KD Medienagentur und Beteiligungsgesellshaft, a limited liability company (Gesellschaft mit beschränkter Haftung or GmbH) incorporated, organized and existing under the Laws of Germany, with registered office at Perlacherstrasse 4a, 82031 Grünwald (Germany), registered with the Germany Company Register (Unternehmensregister) under enterprise number HRB 178154;

6.
Brudler Beteiligungen, a limited liability company (Gesellschaft mit beschränkter Haftung or GmbH) incorporated, organized and existing under the Laws of Germany, with registered office at Christinenstrasse 39, 10119 Berlin (Germany), registered with the Germany Company Register (Unternehmensregister) under enterprise number HRB 178154;

7.	Sascha B. Lehmann, residing at Meindersstrasse 36, 33615 Bielefield (Germany);

8.	Mira Gelehrter, residing at Rue de Paris 2027, 01170 Gex (France);

9.
Unternehmersgeist27, a private limited liability company (Unternehmersgesellschaft or UG) incorporated, organized and existing under the Laws of Germany, with registered office at Almastadtstrasse 5, 10119 Berlin (Germany), registered with the German Company Register (Unternehmensregister) under enterprise number HRB 155845;

10.
HiddenMarkets, a private limited liability company (Unternehmersgesellschaft or UG) incorporated, organized and existing under the Laws of Germany, with registered office at Wolgaster Strasse 144, 17489 Greifswald (Germany), registered with the German Company Register (Unternehmensregister) under enterprise number HRB 7854;

11.
HGvW Holding, a limited liability company (Gesellschaft mit beschränkter Haftung & Compagnie Kommanditgesellschaft or GmbH & Co. KG) incorporated, organized and existing under the Laws of Germany, with registered office at Horrenbacherstrasse 28, 77815 Bühl (Germany), registered with the German Company Register (Unternehmensregister) under enterprise number HRA 530207;

12.
Burggaststätte Hohen Neuffen, a limited liability company (Gesellschaft mit beschränkter Haftung or GmbH) incorporated, organized and existing under the Laws of Germany, with registered office at Haldenweg 3, 72637 Neuffen (Germany), registered with the Germany Company Register (Unternehmensregister) under enterprise number HRB 223708;

13.
BVP Berlin Venture Partners, a limited liability company (Gesellschaft mit beschränkter Haftung or GmbH) incorporated, organized and existing under the Laws of Germany, with registered office at Weydingerstrasse 14-16, 10178 Berlin (Germany), registered with the Germany Company Register (Unternehmensregister) under enterprise number HRB 105698 B;

14.
Jan Bohl, a limited liability company (Gesellschaft mit beschränkter Haftung or GmbH) incorporated, organized and existing under the Laws of Germany, with registered office at Kollwitzstrasse 10, 10405 Berlin (Germany), registered with the Germany Company Register (Unternehmensregister) under enterprise number HRB 105698;

15.	Joyance Partners, a limited liability company under the Laws of the United States of America, with registered office at P.O. Box 10059, Zephyr Cove, NV 89448 (United States of America);

16.
Food Ventures I, a limited liability company (Gesellschaft mit beschränkter Haftung & Compagnie Kommanditgesellschaft or GmbH & Co. KG) organized and existing under the Laws of Germany, with registered office at Dittmarstrasse 68, D-74074 Heibronn (Germany), registered with the Germany Company Register (Unternehmensregister) under enterprise number HRA 729897;

17.
Food Ventures II, a limited liability company (Gesellschaft mit beschränkter Haftung & Compagnie Kommanditgesellschaft or GmbH & Co. KG) organized and existing under the Laws of Germany, with registered office at Dittmarstrasse 68, D-74074 Heilbronn (Germany), registered with the Germany Company Register (Unternehmensregister) under enterprise number HRA 731486;

18.
New Protein Fund I, a limited partnership incorporated, organized and existing under the Laws of the United States of America, with registered seat at 88 Pine St. 14th Floor, New York, NY 10005 (United States of America), registered with the commercial register under number SR 20191142282 (“New Protein Fund I”);

19.
Next Ventures Fund, a partnership limited by shares (société en commandite par actions or SCA) incorporated, organized and existing under the Laws of the Grand-Duchy of Luxembourg, with registered seat at 1 Boulevard de la Foire, 1528 Luxembourg (Grand-Duchy of Luxembourg)  (“Next Ventures Fund”);

Each hereafter referred to individually as a “Seller” and jointly as the “Sellers”;

AND

20.	Tamara Minick-Scokalo, residing at Route des Pralets 16, 1295 Tannay (Switzerland);

21.	Philippe Fornier, residing at Chemin des Couleuvres 8B, 1295 Tannay (Switzerland);

Each hereafter referred to individually as a “Transferring Shareholder” and jointly as the “Transferring Shareholders”;

AND

22.
Meat-Tech Europe, a private limited liability company (besloten vennootschap or BV) in the process of incorporation under the Laws of Belgium, for purposes hereof represented by Meat-Tech (as defined hereafter), acting on behalf of the company in the process of incorporation according to article 2:2 of the Belgian Code of Companies and Associations.

Hereafter referred to as the “Purchaser”;

AND FOR PURPOSES OF SECTIONS 10, 11 AND 14

23.
Meat-Tech 3D Ltd., a public company whose shares are listed on the Tel Aviv Stock Exchange incorporated, organized and existing under the Laws of Israel, with registered office at 18 Einstein St., Israel and registered with the Israeli Companies Registrar under number 520041955

Hereafter referred to as “Meat-Tech”;

Each of the Sellers, the Transferring Shareholders, the Purchaser and Meat-Tech are referred to hereafter individually as a “Party” and jointly as the “Parties”.

WHEREAS:

(A)
Immediately prior to the Closing, the Sellers, in the proportions set out in Appendix A, shall hold one million one hundred and twelve thousand two hundred and ninety-six (1,112,296) shares of Peace of Meat, a private limited liability company (besloten vennootschap or BV), incorporated, organized and existing under the Laws of Belgium, with registered office at Olieweg 95, 2020 Antwerp (Belgium), registered with the Crossroads Bank for Enterprises under enterprise number 0731.861.238 (LER Antwerp, section Antwerp) (the “Company”), representing ninety-four point thirty-five percent (94.35%) of the outstanding shares of the Company, and the remaining five point sixty-five percent (5.65%) of the shares of the Company shall be held by Meat-Tech.

(B)	The Sellers wish to sell to the Purchaser and the Purchaser wishes to purchase from the Sellers the Shares (as defined hereafter), upon the terms and subject to the conditions of this Agreement.

THEREFORE IT IS AGREED BETWEEN THE PARTIES THAT:

1.	DEFINITIONS AND INTERPRETATIONS

1.1.	Defined Terms

For purposes of this Agreement, the following words or expressions, as used herein and that are not defined elsewhere in this Agreement, shall have the following meanings:

“Acceleration Event” means an Individual Acceleration Event or a Joint Acceleration Event, as applicable;

“Agreement” means this agreement and the Appendixes that form an integral part of this agreement;

“Bad Leaver” means the termination of a POM Founder’s (or, as the case may be, a respective POM Founder’s management company’s) services agreement or employment agreement with the Company by the Company for fraud, willful conduct or a serious breach of such POM Founder, or material breach of such POM Founder under this Agreement, provided that such POM Founder has received a written notice from the Company of such breach and such POM Founder has not remedied such breach within fifteen (15) calendar days from delivery of such notice;

“Budget” has the meaning as set forth in Section 5;

“Business Day” means any day which is not a Saturday, Sunday or a public holiday in Belgium and on which banks are open for general commercial business in Belgium;

“Claim” means any claim of the Purchaser or any Purchaser Indemnified Party against the Sellers or the POM Founders, as the case may be, for a breach of the Representations, or any other claim against the Sellers for a breach of covenant or obligation of the Sellers under this Agreement or in respect of any matter arising out of or in connection with the Agreement;

“Closing” means the transfer of title to the Shares pursuant to the closing of the Transaction in accordance with Section 3.7;

“Closing Actions” means the Sellers’ Closing Actions and the Purchaser’s Closing Actions, taken together;

“Closing Amount” has the meaning as set forth in Section 2.2.1;

“Closing Date” means the day on which the Closing takes place;

“Closing Cash Amount” has the meaning as set forth in Section 2.2.1;

“Closing Shares” means the Meat-Tech Shares allocated by the Purchaser to the Sellers as payment of the Closing Shares Amount;

“Closing Shares Amount” has the meaning as set forth in Section 2.2.1;

“Compensation Table” has the meaning as set forth in Section 7.1;

“Conditions Precedent” means the conditions precedent to Closing as set forth in Section 3.1 and 3.2;

“Data Room” means the information in respect of the Company and its business, made available by the POM Founders to the Purchaser through the ‘Due Diligence on POM’ shared drive on Google Drive from 10 September 2020 to the date of this Agreement, the content of which is stored on a locked and non-rewritable USB flash drive attached hereto as Appendix F1 and an index of the documents stored thereon is attached hereto as Appendix F2;

“Disclosed” means disclosed in writing in such a way that the disclosed matter is apparent from the face of the relevant document and described in such a way that a reasonably skilled purchaser, assisted by professional advisors, is able to reasonably interpret the scope, importance and financial impact of such disclosed matter;

“Disclosed Information” has the meaning as set forth in Section 9;

“Disclosure Schedule” means the disclosure schedule attached to this Agreement as Appendix E;

“Encumbrance” means any mortgage, charge, pledge, lien, restriction, assignment, hypothecation, security interest, title retention or any other agreement or arrangement the effect of which is the creation of security; or any other interest, equity or other right of any person (including any right to acquire, option, right of first refusal or right of pre-emption) or any agreement or arrangement to create any of the same;

“Early Leaver” means the termination of a POM Founder’s (or, as the case may be, a respective POM Founder’s management company’s) service agreement or employment agreement with the Company upon initiative of such POM Founder for any reason other than (a) Good Leaver or Bad Leaver, or (b) an Acceleration Event;

“Earn-out Amount” has the meaning as set forth in Section 2.2.1;

“Earn-out Cash Amount” has the meaning as set forth in Section 2.2.1;

“Earn-out Notice” has the meaning as set forth in Section 2.2.4;

“Earn-out Period” has the meaning as set forth in Section 2.2.4;

“Earn-out Shares” means the Meat-Tech Shares allocated by the Purchaser to the Sellers as payment of the Earn-out Shares Amount;

“Earn-out Shares Amount” has the meaning as set forth in Section 2.2.1;

“Earn-out Rejection Notice” has the meaning as set forth in Section 2.2.4;

“Effectively Paid Portion of the Purchase Price” has the meaning as set forth in Section 11.1.3;

“Exit Event” means (i) a sale of more than fifty percent (50%) of the outstanding capital shares in Meat-Tech; (ii) a sale, exclusive license, lease, transfer or other disposal of all, all material or substantially all of the assets of Meat-Tech (including, but not limited to, intellectual property rights); (iii) a reorganization, consolidation or merger in respect of Meat Tech that results in the shareholders of Meat-Tech immediately prior to the Exit Event holding less than fifty percent (50%) of the voting rights and/or economic rights in the capital of the surviving entity, (iv) the transfer of more than fifty percent (50%) (in the aggregate) of the then outstanding capital shares in the Meat-Tech by way of a trade sale or initial public offering or (v) any other similar transaction or series of transactions that has substantially the same effect as any of the transactions set forth in the foregoing clauses (i) through (iv) notwithstanding, fund raising by Meat-Tech which shall not be deemed as an Exit Event.

“Fair Market Value” means, with respect to any Meat-Tech Shares, the fair market value of such Meat-Tech Shares at any given time, which shall be determined as follows:

(a)
in the event that the Meat-Tech Shares are publicly listed at such point in time, the fair market value of the Meat-Tech Shares shall be equal to the average trading price of Meat-Tech Shares in a thirty (30) calendar day-period prior to such date; or

(b)	in all other cases, the market value of the Meat-Tech Shares shall be determined by an Independent Expert.

“Field” means activities relating to the development, production and commercialization of animal cultured cells for 3D printing and cultured duck and chicken cells as a food ingredient;

“Financial Statements” has the meaning as set forth in Section 9.12;

“Fundamental Representations” means the POM Representations made under Sections 9.1 and 9.2;

“GAAP” means applicable accounting Laws and generally accepted accounting principles in any relevant jurisdiction;

“General Representations” means all POM Representations except for the Fundamental Representations and the IP Representations;

“Good Leaver” means the termination of a POM Founder’s (or, as the case may be, a respective POM Founder’s management company’s) service agreement or employment agreement with the Company (i) upon initiative of the Company for any other reason than Bad Leaver, or (ii) due to the retirement, the permanent disability or the death of such POM Founder;

“Independent Expert” means an independent expert appointed in accordance with the provisions of Appendix G;

“Individual Acceleration Event” has the meaning as set forth in Section 2.2.4(d);

“IP Representations” means the POM Representations made under Section 9.6;

“Joint Acceleration Event” has the meaning as set forth in Section 2.2.4(d);

“Law” means any supranational, European, national, federal, regional, provincial, municipal and local laws, decrees, statutes, codes, rules, regulations, directives, ordinances, regulations, binding codes of conduct, GAAP, regulatory constraints, judgments, orders, requirements or other determinations of a governmental authority and arbitral awards and any and all obligations arising thereunder, but only to the extent they are applicable to the relevant Party(-ies);

“Leakage” means:

(a)	any distribution or dividend (whether in cash or otherwise) declared, paid or made by the Company;

(b)	the distribution, repurchase, repayment or return of any (un)available equity by the Company;

(c)	any transfer or disposal to any of the Sellers’ Related Parties of any asset;

(d)	any acquisition from any of the Sellers’ Related Parties by the Company of any asset for a consideration which is more than market value;

(e)
any assumption or incurring of any debt or liability (or the granting or provision of any security in relation to any debt or liability) by the Company for the benefit of any of the Sellers’ Related Parties that is not for the benefit of the Company;

(f)	any waiver, forgiveness or discounting of all or any part of any debt owing by any of the Sellers’ Related Parties to the Company;

(g)	any loan granted by the Company to any of the Sellers’ Related Parties;

(h)
the payment by the Company of any sum to, or the making by the Company of any gift or other gratuitous payment to, or entering into any transaction with (and for the benefit of), any of the Sellers’ Related Parties;

(i)	the entering into by the Company of a guarantee or indemnity relating to the obligation of any of the Sellers’ Related Parties;

(j)	the forgiveness, release or waiver of any debt or claim outstanding against any of the Sellers’ Related Parties by the Company;

(k)	the creation of any Encumbrance over any assets of the Company in favor of any of the Sellers’ Related Party or to secure a liability of any of the Sellers’ Related Parties;

(l)	any purchase of equipment or other payment which is not in the ordinary course of business of the Company or which is not according to the Budget;

(m)	any fees, costs or Taxation liability incurred by the Company as a result of the matters set out in paragraphs (a) to (m) above, in each case, save to the extent that they are Permitted Leakage;

that is/are not taken into account in the Locked Box Accounts.

“Lock-up Period” has the meaning as set forth in Section 2.2.3;

“Locked Box Accounts” means, in relation to the Company, the unaudited balance sheet of the Company drafted in accordance with Belgian GAAP as of the Locked Box Date in respect of the financial period started on 1 March 2020 and ended on the Locked Box Date;

“Locked Box Date” means October 31, 2020;

“Long-Stop Date” has the meaning as set forth in Section 3.1;

“Losses” has the meaning as set forth in Section 11.1.1;

“Material Adverse Effect” means the effect of any event, occurrence, state of facts, condition, change or development that individually or in the aggregate, with all other events, occurrences, state of facts, conditions, changes or developments, is, or would reasonably be expected to be, adverse to the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of a Party to the extent that such event, occurrence, state of facts, condition, change or development can be valued to amount to at least fifty-thousand Euros (€50,000), provided however that none of the following, whether alone or in combination, shall be considered in determining whether a “Material Adverse Effect” has occurred: any event, occurrence, state of facts, condition, change or development that results from, alone or in combination, (a) changes in legally applicable accounting principles, applicable law or change in administrative practice of any public authority, (b) a worsening of current conditions caused by an act of terrorism or war, any natural disasters, any pandemics or any national or international calamity directly or indirectly affecting Belgium or the European Union, (c) the taking of any action contemplated by this Agreement and/or the other agreements contemplated hereby, and (d) changes resulting from the announcement of this Agreement and/or the Transaction;

“Meat-Tech’s Best Knowledge” means (a) the actual knowledge of the persons engaged with the management of Meat-Tech, and (b) the knowledge that the persons engaged with the management of Meat-Tech could reasonably be expected to have pursuant to a diligent performance of their respective functions within Meat-Tech;

“Meat-Tech Intellectual Property” means all patents, patent applications, refilings, continuations, divisionals continuations-in-part, reissues, and reexaminations, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, trade secrets, know-how, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and in any and all such cases that are owned or used by as are necessary to Meat-Tech in the conduct of Meat-Tech’s business as now conducted and as presently proposed to be conducted;

“Meat-Tech Shares” means the ordinary shares of Meat-Tech listed on TASE or any other stock exchange;

“Meat-Tech Representations” has the meaning as set forth in Section 10;

“Meat-Tech Financial Statements” has the meaning as set forth in Section 10.14;

“Milestone List” means the list of milestones attached to this Agreement as Appendix B;

“Milestones” means each of the four (4) milestones included in the Milestone List, each of which is subdivided into four (4) sub-parameters;

“Next Ventures Share Transfer” has the meaning set forth in Section 3.6.1;

“Nominee Company” means the Tel-Aviv Stock Exchange Nominee Company Ltd. (Company No. 515736817), Meat-Tech’s nominee company.

“Non-Compete Period” has the meaning set forth in Section 7.3;

“Paying Agent” has the meaning set forth in Section 2.2.2;

“Permitted Leakage” means:

(a)
any payment that is within the Company’s ordinary course of business or is made in accordance with the Budget (including but not limited to payment of the management fees under the respective POM Founder’s (or, as the case may be, a respective POM Founder’s management company’s) services agreement or employment agreement with the Company, any payment made by the Company in connection with the operational renting by the Company of a company car for the use of any of the POM Founders and any payment made by the Company in connection with the purchase or rental of a rocker bioreactor);

(b)
any payment made by the Company (including all fees, expenses, disbursement and other similar amounts payable to attorneys, financial advisors or accountants as well as any VAT thereon) in connection with the negotiation, documentation and consummation of the Transaction;

(c)	any payment made by the Company in connection with any broker’s or finder’s fees of any kind, whether or not it relates to the Transaction; and

(d)	any payment expressly referred to in this Agreement.

“POM Founders” means Dirk Standaert, David Brandes, Eva Sommer and Oliver Seaward Consulting;

“POM Founders’ Best Knowledge” means (a) the actual knowledge of the POM Founders, and (b) the knowledge that the POM Founders could reasonably be expected to have pursuant to a diligent performance of their respective functions within the Company;

“POM Intellectual Property” means all patents, patent applications, refilings, continuations, divisionals continuations-in-part, reissues, and reexaminations, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, trade secrets, knowhow, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and in any and all such cases that are owned or used by as are necessary to the Company in the conduct of the Company’s business as now conducted;

“POM Representations” has the meaning as set forth in Section 9;

“POM Shares” has the meaning as set forth in Section 9.2;

“PPS” has the meaning as set forth in Section 2.2.1;

“PPS Condition Precedent” has the meaning as set forth in Section 2.2.3;

“Pro Rata Portion” means, with respect to any Seller, the percentage as set out against its name in set forth in column (B) of Appendix A;

“Purchaser Indemnified Parties” has the meaning as set forth in Section 11.1.1;

“Purchase Price” has the meaning as set forth in Section 2.2.1;

“Purchaser’s Account” means the bank account which the Purchaser shall notify to the relevant POM Founder at least five (5) Business Days prior to any payment being required to be made to the Purchaser’s Account by the relevant POM Founder;

“Purchaser’s Closing Actions” has the meaning as set forth in Section 3.5;

“Representations” means the Sellers’ Representations and the POM Representations, taken together;

“Rights” has the meaning as set forth in Section 2.2.3;

“Rights Notice” has the meaning as set forth in Section 2.2.3;

“Sellers’ Closing Actions” has the meaning as set forth in Section 3.4;

“Sellers’ Related Parties” means the Sellers and any of their affiliates (including jointly controlled affiliates) or any person directly or indirectly affiliated or connected to any of them (including directors and shareholders);

“Sellers’ Representations” has the meaning as set forth in Section 8;

“Sellers’ Representative” has the meaning as set forth in Section 15.1;

“Shareholders’ Agreement” means the shareholders’ agreement pertaining to the Company dated August 1, 2019, as amended from time to time (including but not limited to the “Adherence and amendment to the Shareholders’ Agreement pertaining to Peace of Meat BV” dated October 27, 2020);

“Shares” means the one million one hundred and twelve thousand two hundred ninety-six (1,112,296) shares of the Company, to be transferred by the Sellers to the Purchaser upon the terms and subject to the conditions set out in this Agreement;

“TASE” means the Tel Aviv Stock Exchange;

“Tax” or “Taxation” means:

(a)
all forms of tax, levy, impost, contribution, duty, liability and charge in the nature of taxation and all related withholdings or deductions of any nature (including, for the avoidance of doubt, National Insurance contribution liabilities in Belgium and corresponding obligations elsewhere); and

(b)	all related fines, penalties, charges and interest,

imposed by a Tax Authority whether directly or primarily chargeable against, recoverable from or attributable to the Company;

“Tax Authority” means any Tax or other authority, body or person (whether inside or outside Belgium) competent to impose any liability to Tax;

“Tax Deduction” means a deduction, set-off, counterclaim, or withholding from a payment under this Agreement for or on account of any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in the paying any of the same);

“Third Party Claim” has the meaning as set forth in Section 13.1;

“Transaction” means the transactions effected or contemplated by this Agreement, taken together;

“Trust Agreement” means the trust agreement to be entered into by the Sellers, the Purchaser and the Trustee Agent, in form and substance reasonably satisfactory to the Sellers, the Purchaser and the Trustee Agent; and

“Trustee Agent” means I.B.I Trust Management, an Israeli incorporated entity designated as “trustee” under the Trust Agreement.

1.2.	Contents Page and Headings

In this Agreement, the contents page and headings are included for convenience only and shall not affect the interpretation or construction of this Agreement.

1.3.	Meaning of References

In this Agreement, unless the context requires otherwise, any reference to:

(a)	this Agreement includes the above preamble and the Appendixes.

(b)	the masculine, feminine or neuter gender respectively includes the other genders and any reference to the singular includes the plural (and vice versa);

(c)
including means “including without limitation” (with related words being construed accordingly), in particular means “in particular but without limitation” and other general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things;

(d)	a Party shall include any permitted assignees of a Party;

(e)	Euros, EUR or € is to the currency of the states of the European Union which are from time to time participating in Economic and Monetary Union;

(f)	a time of the day is a reference to CET time and references to a day are to a period of twenty-four (24) hours running from midnight to midnight; and

(g)
writing shall include any modes of reproducing words in a legible and non-transitory form (including via email, save where a party’s signature is required, in which case including a signed attachment to an email).

(h)
The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

2.	THE TRANSACTION

2.1.	Sale and purchase of Shares

At Closing, each of the Sellers shall sell with full title guarantee and free from all Encumbrances, and the Purchaser shall purchase, the Shares listed opposite to each such Seller’s name in Appendix A, together with all rights attached or accruing to them at Closing and all dividends declared, made or paid since the Locked Box Date.

The Sellers expressly confirm, in their capacity as shareholder of the Company, and covenant to the Purchaser, in their capacity of the transferee of all Shares held by the Sellers, that they have the right to sell and to transfer to the Purchaser all Shares listed opposite to each Seller’s name in Appendix A, and in that respect irrevocably waive all rights of pre-emption and any other rights in respect of notice formalities and transfer restrictions which they may have (whether under the Company's articles of association or other constitutional documents, including the Shareholders’ Agreement) in respect of the transfer of any of the Shares to the Purchaser under and in accordance with this Agreement. Each of the Parties that are party to the Shareholders’ Agreement further unanimously agrees to terminate the Shareholders’ Agreement with effect as of Closing.

The ownership of the Shares shall be transferred to the Purchaser on the Closing Date in consideration of the payment of the Closing Amount, in accordance with Section 2.2, and following completion of the Closing Actions.

The Sale contemplated under this Agreement is indivisible and shall be valid only if it applies to all of the Shares. No partial enforcement of this Agreement shall be allowed.

The Sellers hereby grant an irrevocable power-of-attorney to (i) the Sellers' Representative or (ii) Yannick Verrycke, Laura Rosseel or Jasper Willems, attorneys-at-law of the law firm Cresco Advocaten BV, with offices at Lange Kievitstraat 118-120, 2018 Antwerp, Belgium, acting alone and with the power of substitution, for the purposes of recording and registering the transfer of the Shares in the shareholders' register of the Company, initialing each page of this Agreement, and to take any other action and sign any other document as may be necessary, useful or required in order that such transfer of Shares shall be enforceable against third parties.

The Purchaser hereby grants an irrevocable power-of-attorney to Arik Kaufman, Asaf Abramov, Yaron Kaiser or any other lawyer of the law firm KRKR-ADV, with offices at 40 Tuval St. Ramat Gan, Israel, acting alone and with the power of substitution, for the purposes of recording and registering the transfer of the Shares in the shareholders' register of the Company, initialing each page of this Agreement, and to take any other action and sign any other document as may be necessary, useful or required in order that such transfer of Shares shall be enforceable against third parties.

2.2.	Purchase Price

2.2.1.	Composition of the Purchase Price

The consideration to be paid by the Purchaser to the Sellers for the acquisition of the Shares (the “Purchase Price”) shall be equal to the sum of:

(a)	an aggregate amount of seven million four hundred ninety-nine thousand nine hundred ninety-nine point ninety-six Euros (€7,499,999.96) (the “Closing Amount”), composed as follows:

(i)
an aggregate amount of three million nine hundred twenty-three thousand seven hundred forty-five point thirty-one Euros (€3,923,745.31) in cash whereby each Seller shall be entitled to the amount as set forth opposite each such Seller’s name in column (C) of Appendix A, and which shall be paid by the Purchaser on the Closing Date in accordance with the terms and conditions set out below under Section 2.2.2 (the “Closing Cash Amount”); and

(ii)
an aggregate amount of three million five hundred seventy-six thousand two hundred fifty-four point sixty-five Euros (€3,576,254.65) in Meat-Tech Shares whereby each Seller shall be entitled to the number of Meat-Tech Shares as set forth opposite each such Seller’s name in column (D) of Appendix A, and which shall be delivered by the Purchaser on the Closing Date in accordance with the terms and conditions set out below under Section 2.2.3 (the “Closing Shares Amount”); and

(b)
subject to the achievement of the Milestones or the occurrence of an Acceleration Event, and subject to the provisions of Section 2.2.4, a maximum variable aggregate amount of seven million four hundred ninety-nine thousand nine hundred ninety-nine point ninety-six Euros (€7,499,999.96) (the “Earn-out Amount”) composed as follows:

(i)
maximum three million nine hundred twenty-three thousand seven hundred forty-five point thirty-one Euros (€3,923,745.31) in cash (the “Earn-out Cash Amount”) whereby each Seller shall be entitled to a maximum amount as set forth opposite each such Seller’s name in column (F) of Appendix A, and which shall be paid by the Purchaser in accordance with the terms and conditions set out below under Section 2.2.2; and

(ii)
maximum three million five hundred seventy-six thousand two hundred fifty-four point sixty-five Euros (€3,576,254.65) in Meat-Tech Shares (the “Earn-out Shares Amount”) whereby each Seller shall be entitled to a maximum number of Meat-Tech Shares as set forth opposite each such Seller’s name in column (G) of Appendix A and which shall be delivered by the Purchaser in accordance with the terms and conditions set out below under Section 2.2.3.

The number of Meat-Tech Shares to be delivered to the Sellers under the Closing Shares Amount and the Earn-out Shares Amount shall be calculated based on the average trading price per Meat-Tech Share in TASE of the thirty (30)-day period immediately prior to the date of this Agreement (the “PPS”).

The Purchase Price will in no event exceed the aggregate amount of fourteen million nine hundred ninety-nine thousand nine hundred ninety-nine point ninety-two Euros (€ 14,999,999.92).

The Purchase Price will be paid free and clear of any Tax Deduction.

2.2.2.	Payment of the Closing Cash Amount and the Earn-out Cash Amount

The Purchaser shall, in accordance with this Section 2.2.2:

(a)	pay to the Sellers their respective portion of the Closing Cash Amount on Closing;

(b)	pay to the Sellers their respective portion of the relevant portion of the Earn-out Cash Amount within fifteen (15) Business Days from receipt of the Earn-out Notice as set forth therein;

(c)	pay to the Sellers the entire outstanding Earn-out Cash Amount within fifteen (15) Business Days from the occurrence of a Joint Acceleration Event;

(d)	pay to a respective POM Founder its respective Pro Rata Portion of the outstanding Earn-out Cash Amount within fifteen (15) Business Days from the occurrence of an Individual Acceleration Event.

The Closing Cash Amount, any payable portion of the Earn-out Cash Amount, if and to the extent applicable, and any other cash amount payable by the Purchaser to the Seller(s) under this Agreement, shall be paid by the Purchaser by way of a wire transfer to the third party bank account of Cresco Advocaten BV, with offices located at Lange Kievitstraat 118-120, 2018 Antwerp (Belgium), who shall act as a paying agent to receive and distribute the relevant amounts to the Sellers (the “Paying Agent”), as set out below (unless the Sellers’ Representative notifies the Purchaser differently in accordance with Section 16.14):

Paying Agent	Name Bank	IBAN	BIC
Cresco	BNP Paribas Fortis NV	BE86 0017 2375 3250	GEBABBEB

Promptly upon receipt, the Paying Agent shall allocate to each Seller its respective portion of the Closing Cash Amount in the proportion set forth in column (C) of Appendix A, and its respective portion of the Earn-out Cash Amount as set forth in Column (I) of Appendix A, if and to the extent applicable, or any other cash amount payable by the Purchaser to the Seller(s) under this Agreement.

2.2.3.	Delivery and release of the Closing Shares Amount and the Earn-out Shares Amount

The Purchaser shall, in accordance with this Section 2.2.3:

(a)	cause Meat-Tech to issue to the relevant Sellers their respective portion of the Closing Shares Amount on Closing as set forth opposite each such Seller’s name in column (D) of Appendix A;

(b)
cause Meat-Tech to issue to the relevant Sellers the rights to their respective portion of the Earn-out Shares, which rights shall be in the form of the rights notice attached hereto as Appendix H (the “Rights” and the “Rights Notice”) as set forth opposite each such Seller’s name in column (G) of Appendix A;

(c)
cause Meat-Tech to issue to the Sellers their respective exercisable portion of the Earn-out Shares Amount underlying the Rights within fifteen (15) Business Days from receipt of the Earn-out Notice as set forth therein;

(d)
cause Meat-Tech to issue to the relevant Sellers their respective portion of the entire Earn-out Shares Amount underlying the Rights as set forth opposite each such Seller’s name in column (G) of Appendix A within fifteen (15) Business Days from the occurrence of a Joint Acceleration Event;

(e)
cause Meat-Tech to issue to a respective POM Founder its respective portion of the Earn-out Shares Amount underlying the Rights as set forth opposite each such POM Founder’s name in column (G) of Appendix A within fifteen (15) Business Days from the occurrence of an Individual Acceleration Event.

The re-sale of the Closing Shares and the Earn-out Shares by the Sellers shall be prohibited during a lock-up period of twelve (12) months as of the Closing Date, or a longer period if mandated by any applicable Law (the “Lock-up Period”), which shall be ensured by the Trustee Agent.

The Closing Shares shall be held by the Trustee Agent in order to ensure the Lock-up Period and the Closing Shares shall be released only if the Fair Market Value of the Closing Shares on or after the date twenty-four (24) months following the Closing Date is equal to fifty percent (50%) of the PPS or more (the “PPS Condition Precedent”).

The Rights and the Earn-out Shares which shall be issued following exercise of the Rights shall be also held by the Trustee Agent. One sixteenth (1/16) of the Rights shall become exercisable in return for the issuance of an equal number of Earn-out Shares upon fulfillment of the following cumulative conditions: (a) the achievement of any sub-parameter of a relevant Milestone by its respective deadline, or the occurrence of an Acceleration Event, as set forth in Section 2.2.4., and (b) upon fulfillment of the PPS Condition Precedent occurring on or after the date that is twenty-four (24) months following the Closing Date, but before the tenth (10th) anniversary of the Closing Date.

Each of the Sellers shall be entitled, at any time after the Closing, at its sole discretion and on an individual basis, to:

(i)	waive the PPS Condition Precedent with respect to any or all Meat-Tech Shares allocated to them, upon written notice to the Purchaser and Trustee Agent; and/or

(ii)
waive its right to its respective portion of the Earn-out Shares, which shall cause such waived Earn-out Shares of such Seller(s) to be distributed amongst the other Sellers, on a pro-rata basis (i.e. based on their Pro Rata Portion) vis-à-vis each other.

It is hereby clarified and agreed by the Parties that in no event and under no circumstances, neither the Closing Shares nor the Earn-out Shares will be returned to Meat-Tech.

2.2.4.	Earn-out Amount

(a)	Milestones

Each Seller shall be entitled to its respective portion of all or part of the Earn-out Amount upon and to the extent of the achievement of the Milestones by the last day of the calendar quarter to which each Milestone is attributed in Appendix B to this Agreement, during the period between January 1, 2021, and December 31, 2022, subject in any event to potential extensions in accordance with Section 2.2.4(b) and (c) below (the “Earn-out Period”), whereby each Seller shall be entitled to its Pro Rata Portion of one sixteenth (1/16th) of the Earn-out Amount, i.e. four hundred sixty-eight thousand seven hundred and fifty Euros (€468,750), upon the achievement of each sub-parameter of a relevant Milestone, whereby any such earned portion of the Earn-out Amount shall be paid to each Seller either partly in cash and partly in Meat-Tech Shares (on a fifty-fifty (50-50) basis), or entirely in cash, as set forth opposite each such Seller’s name in column (I) of Appendix A, and whereby further:

(i)	the portion payable in cash shall be paid by the Purchaser to the Paying Agent in accordance with Section 2.2.2; and

(ii)	the portion payable in Meat-tech Shares shall be paid by the Purchaser through the conversion of Rights into Meat-Tech Shares to the relevant Sellers in accordance with Section 2.2.3.

In this respect, the Parties acknowledge and agree that the Milestones (or any sub-parameters) may be amended during the Earn-out Period, provided that such amendment of the Milestones (or any sub-parameters) shall be approved in writing by (a) the Purchaser; (b) a majority of the then active POM Founders based on their Pro Rata Portion vis-à-vis each other; and (c) a majority of the Sellers other than the POM Founders, based on their Pro Rata Portion vis-à-vis each other.

The Purchaser shall, at its sole discretion, have the option to pay all or part of the Earn-out Shares Amount in the form of a cash payment to the Sellers, provided that such amount shall in such case be paid in cash, by the Purchaser to the Paying Agent (in accordance with the provisions of Section 2.2.2).

(b)	Milestone Delay

The Parties acknowledge and agree that in the event of a delay in the achievement of any of the Milestones which derives from actual research and development delays, then the relevant tentative deadline for the achievement of such Milestone, as indicated in the Milestone List, shall be extended with a period of six (6) months, whereby it is understood, for the avoidance of doubt, that in the event of achievement of such Milestone or any of its sub-parameters at any time during such six (6)-month extension period, the relevant Earn-out Amount shall still be due upon such achievement, but if such Milestone or any of its sub-parameters are not achieved during the aforementioned six (6)-month extension period, then such aforementioned Milestone or such sub-parameter (and only such Milestone or such sub-parameter) shall be deemed unachieved and the corresponding Earn-out Amount shall be forfeited. The deadline extension of such Milestone shall not affect the deadlines of other Milestones, as set forth in Appendix B.

(c)	Extension of the Earn-out Period

In the event that the Company moves its laboratory to another facility for upscaling optimization purposes, then the Earn-out Period shall be extended by three (3) months, and the tentative deadlines for the achievement of each Milestone, as indicated in the Milestone List, shall be extended by a period of three (3) months.

(d)	Acceleration

The entire Earn-out Amount shall be immediately due and payable in accordance with Section 2.2.2 and Section 2.2.3, upon the occurrence of any of the following events (each a “Joint Acceleration Event”):

(i)
a material breach of the provisions of this Agreement by the Purchaser (including but not limited to a breach of its obligation under Section 5 or Section 6) provided that the Purchaser has received a written notice from the then active POM Founders of such breach and the breach was not remedied within fifteen (15) days from the delivery of such notice by the then active POM Founders;

(ii)	an Exit Event of Meat-Tech with profits distributed to a majority of Meat-Tech’s shareholders;

(iii)	the delisting of Meat-Tech as a publicly listed company;

(iv)
the termination of the service agreement or employment agreement of two (2) or more POM Founders (or, as the case may be, their management companies), in one or more events, for reasons other than a Bad Leaver before the expiry of the Earn-out Period (such Earn-out Period including the applicable extensions of the Earn-out Period as set forth in this Section 2.2.4).

The Parties agree that, upon the termination of a POM Founder’s (or, as the case may be, their management company’s) service agreement or employment agreement, by such POM Founder due to (i) fraud, willful misconduct or a material breach by the Company under such service agreement or employment agreement, provided that such fraud, willful misconduct or a material breach is not directly attributable to the relevant POM Founder, or (ii) a material reduction of such POM Founder’s base compensation under such service agreement or employment agreement, or their duties, authority, responsibilities or position (each an “Individual Acceleration Event”), such POM Founder shall be immediately entitled to its Pro Rata Portion of the Earn-out Amount (whereby, for the avoidance of doubt, such entitlement solely applies with respect to such POM Founder).

The Purchaser shall have the right, at its sole discretion, to accelerate any portion of the Earn-out Amount of one or more Sellers notwithstanding the non-achievement of any Milestones (or any sub-parameters). The Purchaser shall notify the Sellers’ Representative hereof in writing, in accordance with Section 16.14.

(e)	Procedure

The Sellers’ Representative shall notify the Purchaser in writing, in accordance with Section 16.14, within fifteen (15) Business Days of the achievement of any Milestone or any of its sub-parameters (including any supporting documents, as the case may be), together with the request for payment of the relevant portion of the Earn-out Amount (an “Earn-out Notice”), pursuant to which the Purchaser shall proceed with the payment of the Earn-Amount, in accordance with Sections 2.2.2 and 2.2.3.

In the event the Purchaser rejects the achievement of a Milestone or any of its sub-parameters, or the calculation of the relevant portion of the Earn-out Amount as set forth in the Earn-out Notice, the Purchaser shall notify the Seller’s Representative thereof within fifteen (15) Business Days following receipt of the Earn-out Notice (the “Earn-out Rejection Notice”). Failure to send an Earn-out Rejection Notice in a timely fashion shall qualify as irrevocable acceptance of the Earn-out Notice and its content.

If the Purchaser has sent an Earn-out Rejection Notice, the Purchaser and the Sellers’ Representative shall convene and try to find in good faith an amicable agreement for the dispute. If the Parties do not reach an amicable agreement within twenty (20) Business Days after receipt by the Sellers’ Representative of the Earn-out Rejection Notice, the Purchaser or the Sellers’ Representative may refer the dispute to an Independent Expert in accordance with the procedure set forth in Appendix G.

2.2.5.	Set-off

The Parties acknowledge and expressly agree that any indemnification of a Seller pursuant to this Agreement, to the extent agreed between the relevant Parties or awarded by a non-appealable judgment, shall be effected, (i) first by set-off against the Pro Rata Portion of such Seller of any portion of the Earn-out Amount that has become due and payable in accordance with Section 2.2.4, and to the extent such portion of the Earn-out Amount is insufficient, has been fully paid or is otherwise not available, then (ii) by wire transfer of immediately available funds by such Seller to the Purchaser’s Account, on a several and not joint basis, with respect to such Seller’s cash portion of its indemnification obligation, and/or, to the extent applicable, by immediate transfer of Meat-Tech Shares in accordance with Section 11.7 (taking into account a reasonably delay in light of statutory or contractual transfer procedures, or any other transfer requirements or procedures pursuant to applicable Law).

3.	CONDITIONS PRECEDENT, CLOSING ACTIONS AND CLOSING

3.1.	Conditions Precedent to performance by the Sellers

The obligations of the Sellers to consummate the Transaction are subject to the fulfillment, on or before the date that is thirty (30) Business Days following the date of this Agreement (the “Long-Stop Date”), of the following conditions, any one or more of which may be waived by the Sellers in their sole discretion, for purposes thereof represented by the Sellers’ Representative:

(a)
All Meat-Tech Representations being true and accurate in all material respects as of the Closing Date or, as the case may be, any such earlier date as of which any such Meat-Tech Representation is expressly made;

(b)	The Purchaser being validly incorporated under Belgian Law;

(c)
Meat-Tech and the Purchaser having performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them before Closing;

(d)
Meat-Tech received listing approvals from TASE required in connection with the allotment of the Closing Shares and the Earn-out Shares, which were duly obtained in writing and shall be in full force and effect on the Closing Date; and

(e)	No injunction being issued against the Closing that is not lifted prior to the final fulfilment of the other Conditions Precedent to Closing.

The Sellers’ Representative shall promptly give notice to the Purchaser of (i) the satisfaction of the relevant Conditions Precedent set forth in this Section 3.1 or (ii) the occurrence of any action, fact or event that makes or can reasonably be expected to make the satisfaction of any of the Conditions Precedent set forth in this Section 3.1 impossible or unlikely.

3.2.	Conditions Precedent to performance by the Purchaser

The obligations of the Purchaser to consummate the Transaction are subject to the fulfillment, on or before the Long Stop Date, of the following conditions, any one or more of which may be waived by the Purchaser in its sole discretion:

(a)
All POM Representations being true and accurate as of the Closing Date or, as the case may be, any such earlier date as of which any such POM Representation is expressly made (thereby giving full effect to the Disclosed Information);

(b)
Meat-Tech received listing approvals from TASE required in connection with the allotment of the Closing Shares and the Earn-out Shares, which were duly obtained in writing and shall be in full force and effect on the Closing Date;

(c)
The Parties other than the Purchaser having performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them before Closing; and

(d)	No injunction being issued against the Closing that is not lifted prior to the final fulfilment of the other Conditions Precedent to Closing.

The Purchaser shall promptly give notice to the Sellers’ Representative of (i) the satisfaction of the relevant Conditions Precedent set forth in this Section 3.2 or (ii) the occurrence of any action, fact or event that makes or can reasonably be expected to make the satisfaction of any of the Conditions Precedent set forth in this Section 3.2 impossible or unlikely.

3.3.	Non-satisfaction of Conditions Precedent

If any of the Conditions Precedent is not satisfied on the Long-Stop Date and is not waived by the relevant Party or Parties by the Long-Stop Date, this Agreement shall automatically terminate on that date, subject to Section 3.4 below.

3.4.	Closing Actions to be taken by the Sellers

On or prior to the Closing Date, the following actions shall be taken by the Sellers (the “Sellers’ Closing Actions”):

(a)
In case the Next Ventures Share Transfer has been completed in accordance with Section 3.6, Next Ventures Fund shall provide evidence to the other Sellers and the Purchaser that the Next Ventures Share Transfer has occurred and has been duly registered in the Company’s shareholders’ register;

(b)	The Sellers’ Representative shall deliver to the Purchaser the Financial Statements;

(c)	The Sellers’ Representative shall deliver to the Purchaser an updated copy of the Disclosure Schedule, which upon delivery shall be deemed to replace Appendix E with effect as of the Closing Date;

(d)
The Sellers’ Representative shall deliver a signed copy of the Data Room on a locked and non-rewritable USB flash drive which shall be attached hereto as Appendix F1 and an index of the documents stored thereon which shall be attached hereto as Appendix F2 with effect as of the Closing Date;

(e)	The Sellers’ Representative shall record and sign the transfer of the Shares to the Purchaser in the Company’s shareholders’ register;

(f)	The Sellers’ Representative shall hand over the Company’s shareholders’ register to the Purchaser;

(g)
Each of the POM Founders (other than David Brandes) shall deliver the addendum to their current service agreements with the Company, in form and substance reasonably satisfactory to such POM Founder and the Purchaser, duly signed by such POM Founder, whereby the addendum shall in any event relate solely to the alignment of the non-competition and non-solicitation obligations therein to the non-competition and non-solicitation obligations as set forth in Section 7.3 and 7.4 of this Agreement;

(h)
David Brandes shall deliver the employment agreement between David Brandes and the Company, in form and substance reasonably satisfactory to David Brandes and the Purchaser, duly signed by David Brandes;

(i)
The Sellers’ Representative shall deliver duly executed copies of the Trust Agreement, duly signed by the Sellers’ Representative on behalf of each of the Sellers receiving Meat-Tech Shares, and a TASE account shall have been opened with the Trustee for each of the Sellers receiving Meat-Tech Shares;

(j)
The Sellers’ Representative shall deliver to the Paying Agent a duly executed copy of the paying agency agreement, in form and substance reasonably satisfactory to the Sellers and the Paying Agent, duly signed by the Sellers’ Representative on behalf of each of the Sellers;

(k)	The Sellers’ Representative shall deliver a receipt for the payment of the Closing Amount;

(l)	The Sellers’ Representative shall deliver to the Purchaser a certificate stating that the Purchaser’s Closing Actions listed in Section 3.5 have been satisfied on the Closing Date.

3.5.	Closing Actions to be taken by the Purchaser

On or prior to the Closing Date, the following actions shall be taken by the Purchaser (the “Purchaser’s Closing Actions”):

(a)	The Purchaser shall deliver to the Sellers’ Representative the Meat-Tech Financial Statements;

(b)	The Purchaser shall provide evidence to the Sellers’ Representative that the Closing Cash Amount has been paid to the Paying Agent in accordance with Section 2.2.2;

(c)
The Purchaser shall provide evidence to the Sellers’ Representative that the Closing Shares Amount has been issued to the Trustee Agent on behalf of the Sellers and the Rights were issued, such evidence including:

(i)
a copy of the TASE approval regarding the Meat-Tech Shares to be allotted to the Sellers, in accordance with this Agreement and the future Meat-Tech Shares that will be allocated upon conversion of the Rights;

(ii)
a copy of the share certificate duly signed by Meat Tech under the name of Nominee Company and a copy of the Meat Tech shareholders and securities register which determine the Rights designated to each of the Sellers;

(iii)
a copy of a signed notice of the Nominee Company regarding the Meat-Tech Shares’ allotment, which instructs the Nominee Company to credit the relevant portion of the allocated Meat-Tech Shares to each of the Sellers – through the Trustee, and confirmation by the Nominee Company approving that all relevant documents accepted and listing and clearing is processed;

(iv)	a certified copy of the T87 form, on which the Purchaser reported to the Israeli Securities Authority and to the TASE, the Meat-Tech Shares allocation and the Rights allocation; and

(v)
a certified copy of the Meat-Tech’s shareholders’ register, which reflects that the Meat-Tech shares are registered in the name of the Nominee Company and a certified copy of the Meat-Tech’s securities holders register, which reflects that the Rights are registered in the name of the Sellers ;

(d)	The Purchaser shall deliver to the Sellers’ Representative a certificate stating that the Purchaser’s Closing Actions listed in Section 3.4 have been satisfied on the Closing Date;

(e)	The Purchaser shall sign the shareholders’ register of the Company to accept the transfer of the Shares from the Sellers;

(f)
The Purchaser shall cause the Company to deliver the addendum to the service agreements of the POM Founders (other than David Brandes) and the employment agreement of David Brandes, each duly signed by the Company;

(g)	The Purchaser shall deliver duly executed copies of the Trust Agreement, executed by the Purchaser.

3.6.	Pre-closing covenants

3.6.1.	Next Ventures Share Transfer

The Transferring Shareholders undertake to use their best efforts to transfer, prior to Closing, (i) the three thousand four hundred and seven (3,407) Shares held by Tamara Minick-Scokalo and (ii) the three thousand four hundred and sixty-three (3,463) Shares held by Philippe Fornier to Next Ventures Fund (the “Next Ventures Share Transfer”).

In this respect, each Party expressly confirms, in their capacity as shareholder of the Company, to the extent applicable, that they approve the Next Ventures Share Transfer, and in that respect irrevocably waives all rights of pre-emption and any other rights in respect of notice formalities and transfer restrictions which they may have (whether under the Company's articles of association or other constitutional documents, including the Shareholders’ Agreement) in respect of the Next Ventures Share Transfer.

Further, each of the Transferring Shareholders and Next Ventures Fund hereby grant an irrevocable power-of-attorney to (i) the Sellers' Representative or (ii) Yannick Verrycke, Laura Rosseel or Jasper Willems, attorneys-at-law of the law firm Cresco Advocaten BV, with offices at Lange Kievitstraat 118-120, 2018 Antwerp, Belgium, acting alone and with the power of substitution, for the purposes of recording and registering the Next Ventures Share Transfer in the shareholders' register of the Company.

In the event the Next Ventures Share Transfer has not occurred prior to the Closing Date, the Transferring Shareholders shall automatically be deemed Sellers under this Agreement for the respective number of Shares held by them on the date of this Agreement, and Next Ventures Fund shall have no further rights or obligations under this Agreement.

3.6.2.	Waiver

By signing this Agreement, New Protein Fund I acknowledges and agrees that subject to the consummation of the Closing, it waives its right to subscribe to new equity securities as set forth in section 5(c) of that certain ‘Letter of Intent’ entered into between the Company and Big Idea Ventures, on behalf of New Protein Fund I, on 21 May 2020, regarding the participation of the Company in the BIV: Food Accelerator Spring 2020 program in New York, pursuant to which such participation right shall automatically lapse on the Closing Date.

3.7.	Closing

The Closing shall occur electronically via email and facsimile on the Closing Date but no later than the Long-Stop Date; provided, that if the Parties mutually agree to a physical closing, then the Closing shall occur on the Closing Date at the offices of Cresco Advocaten BV, located at Lange Kievitstraat 118-120, 2018 Antwerp (Belgium) at the latest on the fifth (5th) Business Day after all of the conditions set forth in Section 3.1 and Section 3.2 have been satisfied or waived. The Parties agree and undertake to furnish to each other such further information, to execute such other documents and to do such other things at Closing, as the other Parties may reasonably request for the purpose of realizing the Closing.

3.8.	Reciprocal formalities and breach of Closing Actions

Each of the Purchaser’s Closing Actions and of the Sellers’ Closing Actions are part of one indivisible Closing and shall be deemed to take place simultaneously on the Closing Date. In case of failure to complete one of these Closing Actions, all other Closing Actions shall retroactively be deemed not to have occurred. The Parties shall, to the extent needed, cooperate with each other in good faith to undo any such Closing Actions and to restore them to their respective positions prior to such Closing Actions.

If a Party fails to comply with any of its Closing Actions, the non-breaching Parties shall have the right (in addition to and without prejudice to all other rights and remedies available with respect to such breach) to (i) waive one or more Closing Actions of the breaching Party at their sole discretion, (ii) defer Closing once for a maximum period of fifteen (15) calendar days during or at the end of which the relevant non-breaching Parties can still waive one or more Closing Actions of the breaching Party at their sole discretion, or (iii) terminate this Agreement with immediate effect by giving written notice to the breaching Party.

4.	LOCKED BOX

4.1.	No Leakage

Each of the POM Founders, on a several and not joint basis, hereby warrants to the Purchaser that, in the period from the Locked Box Date to the Closing Date, no Leakage has occurred, save to the extent comprising Permitted Leakage.

4.2.	Consequences for Breach

(a)
Each of the POM Founders, on a several and not joint basis, undertakes that, in the event of a breach of Section 4.1 for the benefit of any such POM Founder, it shall pay to the Company within ten (10) Business Days of a written demand by Purchaser, on a euro for euro basis, an amount equal to the aggregate amount of any Leakage benefited by it. To the extent the benefit of the Leakage is not attributable to any of the POM Founders, each of the POM Founders shall be liable for such Leakage on a pro rata basis vis-à-vis each other.

(b)
The POM Founders shall not be liable for a Claim for breach of Section 4.1 unless a notice of Leakage is given by the Purchaser to the POM Founders within twelve (12) months following the Closing Date. Such notice shall specify in reasonable detail the legal and factual basis of the Leakage and evidence on which the Purchaser relies and sets out the Purchaser's estimate of the amount of Leakage.

(c)
The liability of each of the POM Founders under this Section 4.2 shall not exceed the lower of (i) the effectively paid portion of its Pro Rata Portion of the Purchase Price and (ii) the aggregate amount of Leakage received by them, in breach of Section 4.1.

(d)	Any amounts payable under this Section 4.2 by a POM Founder, shall be paid by way of a wire transfer of the amount, made to the Purchaser’s Account, within the period set forth in Section 4.2(a).

(e)	The procedure set forth in Section 12 shall apply to a Claim under this Section 4.

4.3.	Notification of Leakage

Each POM Founder shall notify the Purchaser in writing of any matter of which it becomes aware that constitutes, or which could, to the POM Founders’ Best Knowledge, reasonably be expected to constitute, a breach of the warranty set out in Section 4.1.

5.	BUDGET

The Purchaser commits to provide the Company with funding of its ongoing business during the Earn-out Period as described in the Milestone List and based on the principles set out in the budget attached as Appendix C to this Agreement (the “Budget”). The Budget may be made available in cash to the Company by means of an equity increase, (subordinated) loan or otherwise. The Budget shall be reviewed at the beginning of each quarter and may be amended from time to time, only upon mutual agreement by the Company and the then active POM Founders.

6.	POM AUTONOMY

The Purchaser guarantees that the Company will continue to be managed as an independent and autonomous profit center within the Purchaser’s governing structure during the Earn-out Period (such Earn-out Period including the applicable extensions of the Earn-out Period as set forth in Section 2.2.4) in order to assure the Sellers’ ability to achieve the Milestones, according to the following principles:

(a)
If the Purchaser adopts a decision which is not in the ordinary course of business as heretofore conducted, which may materially impact the ability to achieve any of the Milestones, and such decision was not approved by the then active POM Founders within four (4) weeks after having been notified in writing by the Purchaser of such proposal, in accordance with Section 16.14, then such decision shall constitute a material breach of this Agreement and shall thus result in the Earn-out Amount becoming immediately due and payable in accordance with Section 2.2.4 above, it being understood that the Purchaser may, in any case, proceed with such decision.

(b)
The Purchaser shall not operate the business of the Company out of the business plan and the Budget without the prior written consent of the then active POM Founders and shall refrain from anything which may materially affect the Sellers’ ability to achieve the Milestones. The Budget may be amended only in accordance with Section 5.

(c)
Without prejudice to the foregoing, the Purchaser undertakes to and procures that it shall act in good faith, so that the Sellers shall not be prevented from maximizing the Earn-out Amount. As such, the Purchaser undertakes that it will not take or omit to take any action which could reasonably be interpreted as calculated or intended to adversely affect the Earn-out Amount.

(d)
Notwithstanding the provisions of Section 5, the POM Founders shall have the autonomy to (a) move laboratory of the Company to another facility, and (b) amend the Budget items related to the Milestones, such that the POM Founders may allocate up to five percent (5%) of each of the Budget’s Milestone related items to another Milestone, and (c) amend the Budget such that the POM Founders may allocate up to ten percent (10%) of any Budget item of a Milestone to one or more other Budget items of such Milestone. For clarity, the Milestones’ related Budget items shall include, without limitation: (i) salaries, (ii) rent & utilities, (iii) operating material, or (iv) upscaling equipment.

(e)
For the avoidance of doubt, the Purchaser shall have the right to remove and appoint directors of the Company as it deems necessary, at the Purchaser’s sole discretion, including the replacement of the current directors of the Company, and such directors’ appointment or replacement shall not be regarded as a decision which is not the ordinary course of business and/or materially impacts the ability to achieve any Milestones, it being understood that upon replacement of the current directors of the Company, the Purchaser shall procure that an extraordinary general meeting of shareholders of the Company is held, which will grant discharge to such replaced directors for the exercise of their mandate until the date of replacement, and that the relevant shareholders’ resolutions be published in the Annexes to the Belgian Official Gazette without undue delay.

(f)
The POM Founders shall be obliged to report to the Purchaser with the following: (i) a written technology update report until the fifteenth (15th) of each month unless otherwise approved in writing by the Purchaser, (ii) a written quarterly Budget usage report, (iii) a written report for any delay in the Company’s progress or timeline (which has no impact on the Company’s liquidity).

(g)
Operations, such as, but without being limited thereto, (i) changes in the timeline or in the Company’s progress regarding the achievement of the Milestones which have an impact on the Company’s liquidity, (ii) Milestones changes, (iii) Budget usage that exceed the threshold of five percent (5%) as described in paragraph (d) above, or (iv) Budget changes that are not covered under this Section 6, shall be approved in writing by the then active POM Founders and the Purchaser.

7.	COMPENSATION POLICY AND LEAVER ARRANGEMENTS

7.1.	Compensation Policy

The Purchaser commits that following Closing and during the Earn-out Period the employee compensation of the Company will be at least as described and attached as Appendix D to this Agreement (the “Compensation Table”), and as detailed in the Budget. It shall include gross monthly salaries, participation in the Company’s stock option plan, and annual bonuses for executives (as set out in the Compensation Table) based on Milestone achievement during each calendar year.

7.2.	Leaver Arrangements

(a)	If a POM Founder leaves the Company as a Good Leaver prior to the expiry of the Earn-out Period, the following rules will apply:

i.
The POM Founder’s Pro Rata Portion of the Closing Amount, as well as any vested (whether paid or unpaid) portion of the Earn-out Amount, shall be entirely earned and not be subject to any reimbursement obligation of any kind; and

ii.	Any unvested Pro Rata Portion of the Earn-out Amount will be paid to such POM Founder upon achievement of the respective Milestones or any of its sub-parameters.

(b)	If a POM Founder leaves the Company as an Early Leaver prior to the expiry of the Earn-out Period, the following rules will apply:

i.
The POM Founder’s Pro Rata Portion of the Closing Amount, as well as any vested (whether paid or unpaid) portion of the Earn-out Amount, shall be entirely earned and not be subject to any reimbursement obligation of any kind;

ii.
A portion of such POM Founder’s unvested Pro Rata Portion of the Earn-out Amount will be paid to such POM Founder upon achievement of the respective Milestones or any of its sub-parameters, calculated pro rata temporis the time of the occurrence of the Early Leaver scenario in relation to a period of two (2) years. For example, in case of the occurrence of an Early Leaver scenario six (6) months following the Closing Date, the relevant POM Founder shall only be entitled to twenty-five percent (25%) of its Pro Rata Portion of the Earn-out Amount that is achieved after such Early Leaver termination;

iii.
The portion of the Earn-out Amount that is forfeited by the POM Founder leaving as an Early Leaver pursuant to Section 7.2(b)ii, will be allocated to the other remaining active POM Founders (on a pro rata basis vis-à-vis each other) and the Purchaser on the basis of a fifty-fifty (50-50) ratio.

(c)	If a POM Founder leaves the Company as a Bad Leaver prior to the expiry of the Earn-out Period, the following rules will apply:

i.
The POM Founder’s Pro Rata Portion of the Closing Amount, as well as any vested (whether unpaid or not) portion of the Earn-out Amount, shall be entirely earned and not subject to any reimbursement obligation of any kind;

ii.	The POM Founder who leaves as Bad Leaver will lose any right to any unvested Pro Rata Portion of the Earn-out Amount, even if the respective Milestones or any sub-parameters are met.

iii.
The portion of the Earn-out Amount that is forfeited by the POM Founder leaving as a Bad Leaver pursuant to Section 7.2(c)ii will be allocated to the other POM Founders (on a pro rata basis vis-à-vis each other) and the Purchaser on the basis of a fifty-fifty (50-50) ratio.

7.3.	Non-Competition.

In order to enable the Purchaser and the Company to effectively protect its proprietary information, each of the POM Founders undertakes that, during the Non-Compete Period, such POM Founder will not, in Israel, Europe and North-America, directly or indirectly, as owner, employee, (sales) agent, or in any capacity whatsoever engage in, become financially interested in, be employed by or render services to any business or venture that is active in the Field, except for any non-commercial engagement in such activities for academic institutions or governmental agencies.

For purposes of this Agreement, the “Non-Compete Period” shall mean, with respect to a POM Founder, so long as such POM Founder is engaged by the Company pursuant to a services agreement or an employment agreement (directly or, as the case may be, via their management company) and (i) for a period of twelve (12) months thereafter, in case of termination of such POM Founder as Early Leaver or Bad Leaver, or (ii) for a period of four (4) months thereafter, in case of termination of such POM Founder as Good Leaver, as the case may be.

7.4.	Non-Solicitation

Each of the POM Founders agrees and undertakes that, during the Non-Compete Period, such POM Founder will not, directly or indirectly, including personally or in any business in which such POM Founder is an officer, director or shareholder, for any purpose or in any place solicit (i) for employment, any person employed by the Company (or retained by the Company as a consultant or service provider) on the date of such termination or during the preceding twelve (12) months, for competing with any activities in the Field, and (ii) the business of any customer of the Company for the purpose of offering services or products in the Field.

8.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers, on a several and not joint basis, hereby represents and warrants to the Purchaser that the representations set forth in this Section 8 (the “Sellers’ Representations”) are true and accurate as of the Closing Date:

8.1.	Such Seller has all necessary power and capacity to enter into this Agreement and to carry out its/his obligations hereunder and to consummate the transactions set forth herein.

8.2.
The execution and delivery of this Agreement has been fully authorized by such Seller and is enforceable against such Seller in accordance with their terms. This Agreement constitutes a valid and legally binding obligation of such Seller.

8.3.	Such Seller is the legal and beneficial owner of the number of Shares set forth opposite to its name in Section 9.2(c) of the Disclosure Schedule.

8.4.
Past transfers of any Shares by the relevant Seller have been performed by such Seller in compliance with the share transfer restrictions set forth in the articles of association of the Company and the Shareholders’ Agreement.

9.	REPRESENTATIONS AND WARRANTIES OF THE POM FOUNDERS

Each of the POM Founders, on a several and not joint basis, hereby represents and warrants to the Purchaser that the representations set forth in this Section 9 (the “POM Representations”) are true and accurate as of the Closing Date, or, as the case may be, any such earlier date as of which any such POM Representation is expressly made, except as Disclosed to the Purchaser in (i) the Data Room, (ii) the Disclosure Schedule, (iii) all information which is, on the Closing Date, contained in the Company’s records at the Crossroads Bank of Enterprises (Kruispuntbank van Ondernemingen), and the publications made by the Company in the Annexes to the Belgian Official Gazette, and (iv) any matter which is disclosed in this Agreement (including any of the Appendices) (the “Disclosed Information”), it being specified for the avoidance of doubt that any of the disclosures included in the Disclosed Information relating to a given POM Representation is deemed to be made against all other POM Representations.

Each of the POM Representations is separate and independent and the Purchaser shall have a separate right of action in respect of each breach of the POM Representations. However, if the same action, fact or event can lead to indemnification under several paragraphs of the POM Representations, the Purchaser can only be indemnified once.

The Purchaser acknowledges and agrees that it (i) has had an opportunity to conduct a due diligence investigation with respect to the Company, and its business, operations, assets, liabilities and financial condition (including, but not limited to such information made available in answers to questions and in interviews and presentations), (ii) has satisfied itself in relation to matters arising from such investigation, and (iii) has, irrespective of whether or not such investigation was as full or exhaustive as the Purchaser would have wished, it has nevertheless independently and without benefit of any inducement, representations or warranty (other than the POM Representations, thereby giving full effect to the Disclosed Information) determined to enter into this Agreement. Meat-Tech and the Purchaser each declare, on the date of this Agreement and on the Closing Date, that they are not aware of any fact or circumstance that breaches any POM Representations on the date hereof (other than the information disclosed in the Disclosed Information) which would entitle the Purchaser to a claim against the POM Founders.

Without limiting the generality of the foregoing, and except for the POM Representations, the Purchaser shall have no claim or right to recovery pursuant to this Agreement, and none of the POM Founders or any other person shall have or be subject to any liability to the Purchaser, or any other person, with respect any projections, forecasts, estimates, plans of future revenue, or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or the future business, operations or affairs of the Company heretofore or hereafter delivered to or made available to the Purchaser or its representatives or affiliates.

The Purchaser declares that it is not aware of any fact or circumstances that breach(es) any of the Sellers’ Representations or the POM Representations on the date of this Agreement, and on the Closing Date (other than the information Disclosed in the Disclosed Information) which would entitle the Purchaser to a Claim against the Sellers or the POM Founders, as applicable. In this regard, the Purchaser has not prepared a notice of a Claim and has no present intention to deliver a notice of Claim in respect of any breach of the Sellers’ Representations or the POM Representations or a breach of any covenants of the Sellers under this Agreement.

9.1.
Organization, Good Standing, Corporate Power and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of Belgium and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

9.2.	Capitalization.

(a)
The equity of the Company consists, immediately prior to the Closing Date, of one million one hundred and eighty-seven thousand nine hundred and sixty-three (1,178,963) shares, no par value per share (the “POM Shares”), which are issued and outstanding immediately prior to the Closing. All of the outstanding POM Shares have been duly authorized, are fully paid and were issued in compliance with all applicable securities Laws. The Company holds no POM Shares in its treasury.

(b)	The Company has not reserved any shares or other securities under any type of officers, directors, employees and consultants incentive scheme.

(c)
Section 9.2(c) of the Disclosure Schedule sets forth the capitalization of the Company on the date of this Agreement and immediately prior to the Closing Date. Except for the securities and rights described in Section 9.2(c) of the Disclosure Schedule, there are no outstanding options, subscription rights, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares, or any securities convertible into or exchangeable for shares.

9.3.
Subsidiaries.  The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

9.4.
Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any state or local governmental authority is required on the part of the Company in connection with the consummation of the Transaction, except for filings pursuant to applicable securities Laws, which have been made or will be made in a timely manner.

9.5.
Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the POM Founders’ Best Knowledge, currently threatened (i) against the Company or any officer, director or each of the POM Founders arising out of their employment or board relationship with the Company; or (ii) to the POM Founders’ Best Knowledge, that questions the right of the Sellers to enter into this Agreement, or to consummate the Transaction; or (iii) to the POM Founders’ Best Knowledge, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor, to the POM Founders’ Best Knowledge, any of its officers, directors or each of the POM Founders are a party or are named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

9.6.	Intellectual Property

(a)
The Company owns, possesses, has the right to use or can acquire on commercially reasonable terms sufficient legal rights to all POM Intellectual Property without any known conflict with, or infringement of, the rights of others, including prior employees or consultants, or academic or medical institutions with which any of them may be affiliated now or may have been affiliated in the past. The Company has not received any communications alleging that the Company has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other person.

(b)
To the POM Founders’ Best Knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party.

(c)
Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to POM Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person.

(d)
The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business.

(e)
To the POM Founders' Best Knowledge, each employee and consultant has assigned to the Company all intellectual property rights he or she owns that are related to the Company’s business as now conducted and all intellectual property rights that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of their employment or consulting relationship with the Company that (i) relate, at the time of conception, reduction to practice, development, or making of such intellectual property right, to the Company’s business as then conducted, (ii) were developed with the use of any of the Company’s equipment, supplies, facilities or information or (iii) resulted from the performance of services for the Company. The use of any inventions of any of its employees or consultants (or persons it currently intends to hire) made prior to their employment by the Company is not required for the Company’s business as now conducted, including prior employees or consultants, or academic or medical institutions with which any of them may be affiliated now or may have been affiliated in the past.

(f)	Section 9.6(f) of the Disclosure Schedule lists all patents, patent applications, registered trademarks, trademark applications and under any of the foregoing, in each case owned by POM.

(g)
No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any POM Intellectual Property, other than as set forth in Section 9.6(g) of the Disclosure Schedule. No person who was involved in, or who contributed to, the creation or development of any POM Intellectual Property, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect the Company’s rights in POM Intellectual Property.

(h)	To the POM Founders' Best Knowledge, no employee, supplier or consultant has knowingly used the trade secrets of any third party during their engagement with the Company.

9.7.
Compliance with Other Instruments. The Company is not in violation or default (i) of any provisions of its articles of association, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) of any provision of federal or state statute, rule or regulation applicable to the Company, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the consummation of the Transaction will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, or decree; or (ii) an event which results in the creation of any Encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

9.8.	Agreements; Actions.

(a)
There are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (i) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company, or (ii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products.

(b)
The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to its shares, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of one hundred thousand Euros (€ 100,000) or in excess of five hundred thousand Euros (€ 500,000) in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for business expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than in the ordinary course of business. For the purposes of (a) and (b) of this Section 9.8, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person (including persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such section.

(c)	The Company is not a guarantor or indemnitor of any indebtedness of any other person.

9.9.	Certain Transactions.

(a)
Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Company’s board of directors, (iii) the service agreement or employment agreement between each of the the POM Founders and the Company, as applicable, and (iv) this Agreement, there are no outstanding agreements, understandings or proposed transactions between the Company and any of its officers, directors, consultants or each of the POM Founders.

(b)
The Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees.

None of the Company’s directors, officers or employees, or any members of their immediate families, are, directly or indirectly, indebted to the Company or have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers, employees or stockholders of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company, or financial interest in any contract with the Company.

9.10.
Rights of Registration and Voting Rights. To the POM Founders’ Best Knowledge, no Seller has entered into any agreements with respect to the voting rights of POM Shares, except for the Shareholders’ Agreement.

9.11.
Property. The property and assets that the Company owns are free and clear of all Encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and Encumbrances that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of any Encumbrances other than those of the lessors of such property or assets. The Company does not own any real property.

9.12.
Financial Statements. The Company shall have delivered to the Purchaser on the Closing Date its unaudited financial statements for the fiscal year ended on February 29, 2020 and the Locked Box Accounts (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with Belgian GAAP applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by GAAP.

To the POM Founders’ Best Knowledge, the Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the Locked Box Date; (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

9.13.	Changes. Since the Locked Box Date, there has not been, except in the ordinary course of business:

(a)
any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements that have caused, in the aggregate, a Material Adverse Effect;

(b)	any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(c)	any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d)	any satisfaction or discharge of any Encumbrance or payment of any obligation by the Company, the satisfaction or discharge of which would not have a Material Adverse Effect;

(e)	any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(f)	any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)	any resignation or termination of employment of any officer or key employee of the Company;

(h)
any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(i)	any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances;

(j)	any declaration, setting aside or payment or other distribution in respect of any of the POM Shares, or any direct or indirect purchase, or other acquisition of any of such POM Shares by the Company;

(k)	any sale, assignment or transfer of any POM Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(l)	any arrangement or commitment by the Company to do any of the things described in this Section 9.13.

9.14.	Employees.

(a)
To the POM Founders’ Best Knowledge, none of the Company’s employees are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of this Agreement, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted, will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(b)
To the POM Founders’ Best Knowledge, the Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity Laws and with other Laws related to employment, including those related to wages, hours, worker classification and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(c)
The employment agreements between the Company on the one hand and its employees on the other hand do not provide for a termination notice or an indemnity in lieu of notice which is more favorable to the relevant employee than the notice or indemnity provided by law. The Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(d)
The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the POM Founders’ Best Knowledge, threatened, which could have a Material Adverse Effect, nor is the Company aware of any labor organization activity involving its employees.

(e)
None of the POM Founders or directors of the Company have been (i) subject to voluntary or involuntary petition under the federal bankruptcy Laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) subject to any order, judgment or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from engaging, or otherwise imposing limits or conditions on his or her engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company.

(f)
Each current and former employee, consultant and officer of the Company has executed an employment or service agreement with the Company containing appropriate confidentiality and proprietary information clauses. No current or former employee has excluded works or inventions from his or her assignment of inventions pursuant to such employee’s employment or service agreement. Each current and former employee are subject to customary non-competition and non-solicitation obligations, as the case may be and to the extent permitted under applicable Laws. The POM Founders are not aware that any of the Company’s employees are in violation of any obligations as described in this Section.

9.15.
Tax Returns and Payments. There are no state, county, local or foreign taxes due and payable by the Company which have not been timely paid. There are no accrued and unpaid state, country, local or foreign taxes of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable state, local or foreign governmental agency. The Company has duly and timely filed all state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

9.16.
Insurance. To the POM Founders’ Best Knowledge, the Company has in full force and effect insurance policies concerning such casualties as would be reasonable and customary for start-ups in the same stage as the Company, with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

9.17.
Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now conducted, the lack of which could have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

9.18.
Corporate Documents. The deed of incorporation and the articles of association of the Company as of the Closing Date are in the form provided to the Purchaser. To the POM Founders’ Best Knowledge, the copy of the minutes of the Company provided to the Purchaser contains minutes of all resolutions of directors and shareholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and shareholders of the Company.

9.19.
Disclosure.  No representation or warranty of the Company contained in this Agreement, as qualified by the Disclosed Information, contains, to the POM Founders’ Best Knowledge, any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

10.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MEAT-TECH.

The Purchaser and Meat-Tech hereby severally and jointly represent and warrant to the Sellers that the representations set forth in this Section 10 (the “Meat-Tech Representations”) are true and accurate as of the Closing Date, or, as the case may be, any such earlier date as of which any such Meat-Tech Representation is expressly made.

The Purchaser and Meat-Tech undertake to severally and jointly indemnify the Sellers for any and all Losses incurred by the Seller, arising from any breach of the Meat-Tech Representations.

10.1.
Organization, Good Standing, Corporate Power and Qualification. Meat-Tech is a corporation duly organized, validly existing and in good standing under the laws of Israel and has all requisite corporate power and authority to carry on its business as now conducted. Meat-Tech is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

10.2.
Experience. Meat-Tech has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Shares and is able to bear the economics risks of acquiring the Shares and holding them for a substantial period of time.

10.3.
Authorization. Meat-Tech has full power and authority to enter into this Agreement, for itself and on behalf of the Purchaser. The Agreement and its ancillaries to which Meat-Tech and/or the Purchaser are a party, when executed and delivered by Meat-Tech and/or the Purchaser, will constitute valid and legally binding obligations of Meat-Tech and the Purchaser. Meat-Tech and the Purchaser have obtained all corporate approvals required for the execution and delivery of this Agreement and the consummation of the Transactions.

10.4.
Purchase Entirely for Own Account. Meat-Tech hereby confirms, that the Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent.

10.5.
Capitalization. ) Except for the securities and rights listed on TASE, there are no outstanding options, subscription rights, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from Meat-Tech any shares, or any securities convertible into or exchangeable for shares. All of the outstanding securities of Meat-Tech have been duly authorized, are fully paid and were issued in compliance with all applicable securities laws. Meat-Tech holds no securities in its treasury.

10.6.
Subsidiaries.  Except for a wholly owned private company subsidiary incorporated under the laws of Israel, Chicken Meat-Tech Ltd., and the Purchaser, Meat-Tech does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. Meat-Tech is not a participant in any joint venture, partnership or similar arrangement. Without prejudice to any other provisions of this Agreement, the Purchaser confirms having the intention to start and develop further operations in Belgium as active shareholder of the Company. In order to do so, the Purchaser confirms that he will allocate sufficient resources (including but not limited to premises, staff, a.o.) to the extent reasonably possible, to deploy these activities.

10.7.
Valid Issuance of Shares. The Meat-Tech Shares, when delivered in accordance with the terms and conditions set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer except as set forth herein and regulatory lock-ups under –applicable law which shall apply to the Closing Shares and the Earn-out Shares commencing on the Closing Date. There will be no securities of Meat-Tech ranking senior to the Meat-Tech Shares in terms of liquidation preference, redemption and dividends or other preferred rights. Upon satisfaction of the conditions set forth in this Agreement pursuant to which the Earn-out Shares underlying the Rights will be issued, the Sellers will not be required to pay any additional consideration to receive the Earn-out Shares, and in the event any payment is required to be made, Meat-Tech shall indemnify and reimburse the Sellers for any such amounts (including Tax gross-up if applicable). The issuance of the Closing Shares, the Rights and the Earn-out Shares does not require Meat-Tech to file any sort of offering documents according to the Israeli Securities Law, other than a private allocation report that will be filed up to seven (7) days following the date of this Agreement.

10.8.
Governmental and Other Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any state or local governmental authority or any third party is required on the part of the Purchaser and/or Meat-Tech in connection with the consummation of the Transaction, except for filings pursuant to applicable securities Laws and as set forth in this Agreement, which shall have been made in a timely manner prior to Closing.

10.9.
Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or Meat-Tech’s Best Knowledge (i) against Meat-Tech or the Purchaser or any officer or director thereof arising out of their employment or board relationship with Meat-Tech or the Purchaser; or (ii) to Meat-Tech’s Best Knowledge, that questions the right of Meat-Tech or the Purchaser to enter into this Agreement, or to consummate the Transaction; or (iii) to Meat-Tech’s Best Knowledge, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither Meat-Tech or the Purchaser nor, to Meat-Tech’s Best Knowledge, any of its officers or directors are a party or are named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by Meat-Tech or the Purchaser pending or which the Meat-Tech or the Purchaser intend to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to Meat-Tech or the Purchaser) involving the prior employment of any of the Meat-Tech’s or the Purchaser’s employees, their services provided in connection with Meat-Tech’s or the Purchaser’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

10.10.	Intellectual Property

(a)
Meat-Tech owns, possesses, has the right to use or can acquire on commercially reasonable terms sufficient legal rights to all Meat-Tech Intellectual Property without any known conflict with, or infringement of, the rights of others, including prior employees or consultants, or academic or medical institutions with which any of them may be affiliated now or may have been affiliated in the past. Meat-Tech has not received any communications alleging that Meat-Tech has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other person.

(b)
To Meat-Tech’s Best Knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by Meat-Tech violates or will violate any license or infringes or will infringe any intellectual property rights of any other party.

(c)
Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to Meat-Tech Intellectual Property, nor is Meat-Tech bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person.

(d)
To Meat-Tech’s Best Knowledge, each employee and consultant has assigned to Meat-Tech all intellectual property rights he or she owns that are related to Meat-Tech’s business as now conducted and all intellectual property rights that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of their employment or consulting relationship with Meat-Tech that (i) relate, at the time of conception, reduction to practice, development, or making of such intellectual property right, to Meat-Tech’s business as then conducted, (ii) were developed with the use of any of Meat-Tech’s equipment, supplies, facilities or information or (iii) resulted from the performance of services for Meat-Tech. The use of any inventions of any of its employees or consultants (or persons it currently intends to hire) made prior to their employment by Meat-Tech is not required for Meat-Tech’s business as now conducted, including prior employees or consultants, or academic or medical institutions with which any of them may be affiliated now or may have been affiliated in the past.

(e)
No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any POM Intellectual Property. No person who was involved in, or who contributed to, the creation or development of any POM Intellectual Property, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect Meat-Tech’s rights in Meat-Tech Intellectual Property.

10.11.
Compliance with Other Instruments. Meat-Tech nor the Purchaser are in violation or default (i) of any provisions of its articles of association, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) of any provision of federal or state statute, rule or regulation applicable to them, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the consummation of the Transaction will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, or decree; or (ii) an event which results in the creation of any Encumbrance upon any assets of Meat-Tech or the Purchaser or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to Meat-Tech or the Purchaser.

10.12.	Agreements; Actions.

(a)
Except for an agreement with Adom Group, there are no agreements, understandings, instruments, contracts or proposed transactions to which Meat-Tech or the Purchaser are a party or by which they are bound that involve (i) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from Meat-Tech or the Purchaser, or (ii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other person that limit Meat-Tech’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products.

(b)
Meat-Tech has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to its shares, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of one hundred thousand Euros (€ 100,000) or in excess of five hundred thousand Euros (€ 500,000) in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for business expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than in the ordinary course of business. For the purposes of (a) and (b) of this Section 10.12, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person (including persons Meat-Tech or the Purchaser has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such section.

(c)	Neither Meat-Tech nor the Purchaser are a guarantor or indemnitor of any indebtedness of any other person.

10.13.	Certain Transactions.

(a)
Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by Meat-Tech’s board of directors, (iii) the service agreements between Meat-Tech’s executive directors and Meat-Tech, and (iv) this Agreement, there are no outstanding agreements, understandings or proposed transactions between Meat-Tech and any of its officers or directors .

(b)
Neither Meat-Tech nor the Purchaser are indebted, directly or indirectly, to any of their directors, officers or employees or to their respective spouses or children of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees.

(c)
None of Meat-Tech’s or the Purchaser’s directors, officers or employees, or any members of their immediate families, are, directly or indirectly, indebted to Meat-Tech or the Purchaser, other than in the ordinary course of business.

10.14.
Financial Statements. Meat-Tech shall have delivered to Sellers on the Closing Date an unofficial English translation of its audited financial statements for the fiscal year ended on December 31, 2019 and its unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of the Locked Box Date (collectively, the “Meat-Tech Financial Statements”). The Meat-Tech Financial Statements have been prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated, except that the unaudited Meat-Tech Financial Statements are not required to contain all footnotes required by IFRS.

To Meat-Tech’s Best Knowledge, the Meat-Tech Financial Statements fairly present in all material respects the financial condition and operating results of Meat-Tech as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Meat-Tech Financial Statements to normal year-end audit adjustments. Except as set forth in the Meat-Tech Financial Statements, Meat-Tech has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business since the Locked Box Date; (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required under IFRS to be reflected in the Meat-Tech Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect. Meat-Tech maintains and will continue to maintain a standard system of accounting established and administered in accordance with IFRS.

10.15.
Property. The property and assets that Meat-Tech or the Purchaser own are free and clear of all Encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and Encumbrances that arise in the ordinary course of business and do not materially impair Meat-Tech’s or the Purchaser’s ownership or use of such property or assets. With respect to the property and assets it leases, Meat-Tech or the Purchaser are in compliance with such leases and holds a valid leasehold interest free of any Encumbrances other than those of the lessors of such property or assets. Meat-Tech nor the Purchaser own any real property.

10.16.	Changes. Since the Locked Box Date, there has not been, except in the ordinary course of business:

(a)
any change in the assets, liabilities, financial condition or operating results of Meat-Tech from that reflected in the Meat-Tech Financial Statements that have caused, in the aggregate, a Material Adverse Effect;

(b)	any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(c)	any waiver or compromise by Meat-Tech of a valuable right or of a material debt owed to it;

(d)	any satisfaction or discharge of any Encumbrance or payment of any obligation by Meat-Tech;

(e)	any resignation or termination of employment of any officer or key employee of Meat-Tech;

(f)
any mortgage, pledge, transfer of a security interest in, or lien, created by Meat-Tech, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair Meat-Tech’s ownership or use of such property or assets;

(g)	any loans or guarantees made by Meat-Tech to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances;

(h)	any sale, assignment or transfer of any Meat-Tech Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(i)	any arrangement or commitment by Meat-Tech to do any of the things described in this Section 10.16.

10.17.	Employees.

(a)
To Meat-Tech’s Best Knowledge, none of Meat-Tech’s or the Purchaser’s employees are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of Meat-Tech or the Purchaser or that would conflict with Meat-Tech’s or the Purchaser’s business. Neither the execution or delivery of this Agreement, nor the carrying on of Meat-Tech’s or the Purchaser’s business by the employees of Meat-Tech or the Purchaser, nor the conduct of the Meat-Tech’s or the Purchaser’s business as now conducted, will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(b)
To Meat-Tech’s Best Knowledge, Meat-Tech nor the Purchaser are delinquent in payments to any of their employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. Meat-Tech and the Purchaser have complied in all material respects with all applicable state and federal equal employment opportunity Laws and with other Laws related to employment, including those related to wages, hours, worker classification and collective bargaining. Meat-Tech and the Purchaser have withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from their employees and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(c)
Neither Meat-Tech nor the Purchaser is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of Meat-Tech, has sought to represent any of the employees, representatives or agents of Meat-Tech or the Purchaser. There is no strike or other labor dispute involving Meat-Tech or the Purchaser pending, or to Meat-Tech’s Best Knowledge, threatened, which could have a Material Adverse Effect, nor is Meat-Tech aware of any labor organization activity involving its employees.

(d)
None of the directors of Meat-Tech or the Purchaser have been (i) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) subject to any order, judgment or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from engaging, or otherwise imposing limits or conditions on his or her engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company.

10.18.
Tax Returns and Payments. There are no state, county, local or foreign taxes due and payable by Meat-Tech or the Purchaser which have not been timely paid. There are no accrued and unpaid state, country, local or foreign taxes of Meat-Tech or the Purchaser which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable state, local or foreign governmental agency. Meat-Tech and the Purchaser have duly and timely filed all state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

10.19.
Insurance. To Meat-Tech’s Best Knowledge, Meat-Tech and the Purchaser have in full force and effect insurance policies concerning such casualties as would be reasonable and customary for companies like Meat-Tech and the Purchaser, with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

10.20.
Permits. Meat-Tech and the Purchaser have all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now conducted, the lack of which could have a Material Adverse Effect. Meat-Tech nor the Purchaser are in default in any material respect under any of such franchises, permits, licenses or other similar authority.

10.21.	Corporate Documents. The deed of incorporation and the articles of association of Meat-Tech and the Purchaser as of the Closing Date are in the form provided to the Sellers.

10.22.
Disclosure. No representation or warranty of Meat-Tech or the Purchaser contained in this Agreement, contains, to Meat-Tech’s Best Knowledge, any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

11.	INDEMNIFICATION AND LIMITATION

11.1.	Sellers’ Representations

11.1.1.	Indemnification

Subject to the limitations set out in this Section 11, a Seller shall be liable, on an individual basis, for any loss, liabilities, costs and expenses (including reasonable attorney’s fees and disbursements, however, excluding any punitive damages, any indirect, special, incidental, consequential or other damages, including but not limited to loss of turnover, profit, contracts or goodwill, loss of data, reputational or other commercial damage) (“Losses”) caused by (a) any Sellers’ Representation made by such Seller being untrue or inaccurate, or (b) any breach or violation of, or failure to perform, any covenant, agreement, undertaking or obligation of such Seller set forth in this Agreement, incurred or suffered by the Purchaser or the Company. It follows that each Seller, on an individual basis, and subject to the limitations set out in this Section 11, will indemnify, defend and hold harmless, on a euro for euro basis, the Purchaser, or, if the Purchaser so chooses, the Company (individually a “Purchaser Indemnified Party” and collectively the “Purchaser Indemnified Parties”) from and against any and all Losses that any Purchaser Indemnified Party may suffer or incur in accordance with this Section 11.1.1.

11.1.2.	Time limitations

No Seller shall be liable or shall have an obligation to indemnify the Purchaser Indemnified Parties in respect of any Claim for breach of any Sellers’ Representation unless a notice of the Claim is given by the Purchaser to the relevant Seller in accordance with Section 12.1, by the date which is ninety (90) days following the expiration of the applicable statute of limitations, except for the Sellers’ Representation made under Section 8.3, which shall survive in perpetuity.

11.1.3.	Financial limitations

The maximum aggregate liability of each Seller in respect of a Claim for breach of any Sellers’ Representations by such Seller shall not exceed its Pro Rata Portion of the effectively paid portion of the Purchase Price (including, for the avoidance of doubt, any portion(s) of the Earn-out Amount, to be included if and when earned) (the “Effectively Paid Portion of the Purchase Price”).

11.2.	POM Representations

11.2.1.	Indemnification

Subject to the limitations set out in this Section 11, the POM Founders shall be liable, on a several and not joint basis, for any Losses, caused by any POM Representation being untrue or inaccurate, incurred or suffered by any of the Purchaser Indemnified Parties. It follows that each POM Founder, on a several and not joint basis, and subject to the limitations set out in this Section 11, will indemnify, defend and hold harmless, on a euro for euro basis the Purchaser Indemnified Parties from and against any and all Losses that any Purchaser Indemnified Party may suffer or incur in accordance with this Section 11.2.1.

11.2.2.	Time limitations

The POM Founders shall not be liable and shall have no obligation to indemnify the Purchaser Indemnified Parties in respect of any Claim for breach of any POM Representation unless a notice of the Claim is given by the Purchaser to the POM Founders, in accordance with Section 12.1:

(a)	by the date which is ninety (90) days following the expiration of the applicable statute of limitations in respect of any Claim for breach of any of the Fundamental Representations;

(b)	by the date which is eighteen (18) months following the Closing Date in respect of any Claim for breach of any of the General Representations; and

(c)	by the date which is twenty-four (24) months following the Closing Date in respect of any Claim for breach of any of the IP Representations.

11.2.3.	Financial limitations

(a)	De Minimis

The POM Founders shall have no obligation to indemnify the Purchaser Indemnified Parties in respect of any Claim, if the Losses of which that Claim is made, amount to less than point one percent (0.1%) of the effectively paid portion of the Purchase Price. If several Claims arise from, or are caused by, the same or similar matters or circumstances, and the aggregate amount of Losses in respect of which those Claims are made is equal to or exceeds point one percent (0.1%) of the effectively paid portion of the Purchase Price, such Losses shall be aggregated to determine whether the De Minimis threshold set forth in this Section 11.2.3(a), is reached.

(b)	Tipping Basket

The POM Founders shall not be liable in respect of any Claim unless the aggregate amount of all Claims exceeds one percent (1%) of the effectively paid portion of the Purchase Price, in which case the whole amount (and not only the excess) may be recovered.

(c)	Cap

The maximum aggregate liability for each of the POM Founders in respect of any Claims shall not exceed:

(a)	their Pro Rata Portion of the Effectively Paid Portion of the Purchase Price in respect of any Claim for breach of any of the Fundamental Representations;

(b)	twenty-five percent (25%) of their Pro Rata Portion of the Effectively Paid Portion of the Purchase Price in respect of any Claim for breach of any of the IP Representations; and

(c)	ten percent (10%) of their Pro Rata Portion of the Effectively Paid Portion of the Purchase Price in respect of any Claim for breach of any of the General Representations.

11.3.	Exclusion

The Sellers shall not be liable in respect of a Claim for breach of any of the Representations if and to the extent that the matter or circumstance giving rise to that Claim:

(a)	was Disclosed to the Purchaser in the Disclosed Information;

(b)	was taken into account in the Locked Box Accounts;

(c)	would not have arisen but for a change in the valuation rules or accounting policies adopted by the Company after Closing;

(d)
any action of the Purchaser after Closing done otherwise than in the ordinary course of business of the Company and in the knowledge that such action might reasonably be expected to give rise to, or increase the extent of, a Claim under this Section 11; or

(e)	would not have arisen but for a change in Laws or regulations applicable to the Purchaser after Closing.

11.4.	Other limitations

Losses incurred by the Company will be deemed to have been incurred by the Purchaser in the same amount.

A breach of a Representation that does not result in any Loss or that can be remedied without any Loss, will not give rise to indemnification.

In addition, the amount of the Losses eventually due by the Sellers shall be reduced:

(a)
by the amount of indemnification or other recoveries paid by the insurance companies or by any third parties to the Purchaser Indemnified Parties which the latter have received in connection with the circumstance which has originated the Claim; and

(b)
by the realized tax saving, if any, resulting in an effective reduction of Taxes payable to any Tax Authority by the Purchaser Indemnified Parties arising from Losses in respect of which the Claim has been made, which it would not have received or made but for the circumstances giving rise to the Claim.

Without prejudice to the rights of the Purchaser under the terms of this Agreement, in the event the Purchaser is entitled to recover from any third party (including, without limitation, insurance providers) a sum which indemnifies or compensates the Purchaser (in whole or in part) in respect of any Claim for which the Sellers would be liable under this Agreement, the Purchaser shall use reasonable best commercial efforts to attempt to recover such Claim from such third party.

The Purchaser Indemnified Parties shall not be entitled to recover from the Sellers under this Agreement, more than once in respect of the same Losses suffered.

11.5.	No limitation of liability

Nothing in this Agreement (including, for the avoidance of doubt, any financial limitations or time limitations) qualifies or limits the liability of a Seller in relation to any Claim attributable to fraud or intentional misconduct on the part of such Seller. In the event of fraud or intentional misconduct by a Seller, only such Seller’s liability shall not be limited. For the avoidance of doubt, it is acknowledged and agreed that in the event of fraud or intentional misconduct by a Seller, only such Seller shall be liable with respect to such fraud or intentional misconduct and none of the other Sellers shall incur or be liable for any Losses in this respect and the Purchaser shall not seek to recover any such Losses from any other Seller.

11.6.	Mitigation of Losses

Nothing in this Agreement shall be deemed to relieve the Purchaser from any duty under article 1134, §3 of the Belgian Civil Code (or any similar provision under applicable law) to mitigate any Losses incurred by it as a result of any matter or circumstance giving rise to a Claim under this Agreement against the Sellers, provided that the foregoing shall not prevent the Purchaser to cause the Company to comply with any applicable law at any time following Closing or remedy any prior non-compliance, if any, and such action by the Purchaser or the Company required to comply with any applicable law at any time following Closing, or to remedy any prior non-compliance, shall not as such reduce or constitute an element of defense against the liability of the Sellers under this Agreement.

11.7.	Indemnification via Meat-Tech Shares

Any indemnification due by a Seller to the Purchaser Indemnified Parties shall consist of (i) cash, up to fifty percent (50%) of the relevant Seller’s liability in relation to the relevant Claim, and (ii) for the remaining fifty percent (50%), at the sole discretion of such Seller, either in cash or in Meat-Tech Shares owned by such Seller (with all relevant restrictions that will still apply on the relevant Meat-Tech Shares at that time). Should one or more of the Sellers elect to indemnify the Purchaser Indemnified Parties by the transfer of Meat-Tech Shares, such Meat-Tech Shares shall be valued at the Fair Market Value at the point in time on which the Claim is made.

11.8.	Meat-Tech Representations

The Purchaser and Meat-Tech shall be liable, on a several and joint basis, for any Losses, incurred or suffered by any of the Sellers caused by any Meat-Tech Representation being untrue or inaccurate or any individual breach of the Purchaser’s or Meat-Tech’s obligations, undertakings and covenants under this Agreement. It follows that the Purchaser and Meat-Tech, on a several and joint basis, and subject to the limitations set out in this Section 11.8 will indemnify, defend and hold harmless, on a euro for euro basis the Sellers from and against any and all Losses that any Seller may suffer or incur in accordance with this Section 11.8. The Purchaser and Meat-Tech shall have no obligation to indemnify the Sellers unless a written notice is given by the Sellers’ Representative to the Purchaser within the later of (i) five (5) years as from the Closing Date and (ii) ninety (90) days following the expiration of the applicable statute of limitations.

12.	CLAIMS BY THE PURCHASER

12.1.
If the Purchaser becomes aware of a matter or circumstance which gives rise, or may give rise to, a Claim, the Purchaser shall give notice to the Sellers’ Representative, and, to the extent the Claim relates to the breach of a Sellers’ Representation, to the relevant Seller, specifying the relevant facts within sixty (60) Business Days after it becomes aware of that matter or circumstance, under penalty of forfeiture. Such notice shall set out the details of the specific actions, facts or events in respect of which the Claim is made, together with a with a first estimate of the amount of Losses which are the subject of the Claim. The notice shall enclose a copy of all documents establishing the basis of the Claim insofar as reasonably available. For the avoidance of doubt, any failure by the Purchaser to give notice as contemplated by this Section 12 in relation to any matter or circumstance shall result in the automatic and irrevocable forfeiture by the Purchaser of its rights in relation to such Claim.

12.2.
In the event that the Sellers’ Representative does not notify the Purchaser of the fact that the relevant Seller(s) dispute the Claim within thirty (30) Business Days of receipt of the notice, the relevant Seller(s) shall be deemed to have accepted liability for the amount as mentioned in such notice.

12.3.
If the Sellers’ Representative and the Purchaser are unable to reach an agreement on the amount of the Losses to be indemnified by the relevant Seller(s) within thirty (30) Business Days following notification of the Sellers’ objections, the matter shall be decided in accordance with Section 16.11.

Any Claim notified pursuant to Section 12.1, shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be withdrawn six (6) months after the objection notice is sent by the Sellers’ Representative, unless the Purchaser has taken all necessary actions to submit the matter to arbitration in accordance with Section 16.11.

12.4.
In connection with any Claim made by the Purchaser, the Purchaser shall, and shall cause the Company to, allow the Sellers and their advisors to investigate the actions, facts or events alleged to give rise to such Claim and whether, and to what extent, any amount is payable in respect of such Claim.

12.5.
If the Sellers have accepted or are deemed to have accepted the amount of the Losses claimed by the Purchaser pursuant to Section 12.1, or if the Sellers and the Purchaser have agreed another amount in this respect, the Sellers shall pay such amount to the Purchaser, within ten (10) Business Days as of such acceptance or agreement.

12.6.
If the matter giving rise to a Claim has been decided by arbitration, the Sellers shall pay any amount due to the Purchaser including any interest, within ten (10) Business Days as of the decision ordering the Sellers to make such payment (or on any other date as may be decided by the arbitration panel, whichever is the earlier).

12.7.
The Sellers shall not be liable under this Agreement in respect of any Claim in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is therefore due and payable. For the avoidance of doubt, this will not prevent the Purchaser from validly introducing a Claim for any contingent liability prior to the relevant time limitation lapsing.

13.	THIRD PARTY CLAIMS

13.1.
If a Claim notified by the Purchaser to the Sellers’ Representative in accordance with Section 12 arises as a result of, or in connection with, a claim or liability or alleged liability of the Company to a third party (a “Third Party Claim”), then, until any final compromise, agreement, final judgment or award by a competent court or arbitral tribunal in respect of the Claim is made in respect of that Third Party Claim or that Third Party Claim is otherwise finally disposed of:

13.1.1.
the Purchaser shall, and shall procure that the Company shall, provide the Sellers’ Representative with copies of all documents relating to the Third Party Claim as the Sellers’ Representative may reasonably request, subject to the Sellers agreeing to keep all such documents confidential and to use them only for the purpose of dealing with the Third Party Claim;

13.1.2.
the Purchaser undertakes to cause the Company to use all reasonable endeavors in the defense of this Third Party Claim, as would be expected of a professional party, and shall ensure that Sellers’ Representative remarks shall be taken into account in so far as such remarks are reasonable and made in the Purchaser’s or the Company’s interest, but shall be allowed to, in its absolute discretion, take such action as it deems necessary to avoid, dispute, deny, defend, resist, appeal, or contest such claim or liability (including, without limitation, making counterclaims or other claims against third parties), subject to regularly informing the Sellers’ Representative thereof; and

13.1.3.
the Purchaser shall keep the Sellers’ Representative informed on the status of any Third Party Claim, and consult with the Sellers’ Representative on the proposed defense in relation to such Third Party Claim, and to allow the Sellers’ Representative, to the extent requested by the Sellers, to be present at any and all meetings with the third party concerned.

13.2.
The Purchaser (or the Company) shall not enter into any settlement or make any admission of liability in respect of any Third Party Claim without the prior written consent of the Sellers’ Representative. The Purchaser shall promptly notify the Sellers’ Representative of each settlement offer with respect to a Third Party Claim, which it is willing to accept. The Sellers’ Representative shall notify the Purchaser within ten (10) Business Days following receipt of such notice whether or not they are willing to accept the settlement offer. If the Sellers’ Representative consent to a settlement offer of a Third Party Claim, but the Purchaser does not consent to it, the Purchaser may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Sellers with respect to such Third Party Claim shall, subject to the limitations set out in Section 11, not exceed the full amount of such settlement offer, provided that the Sellers shall have wired the entire amount of such settlement offer to the account of the Company or the Purchaser. If the Sellers’ Representative does not consent to any settlement offer of a Third Party Claim, the Purchaser and the Company may continue to contest or defend such Third Party Claim and, in such event, the Sellers shall, subject to the limitations set out in Section 11, be liable to the Purchaser for the full amount of the Losses sustained by the Purchaser or the Company as a result of such Third Party Claim. The Purchaser and/or the Company shall, however, be allowed to make any admission of liability or enter into any settlement agreement or compromise as they consider appropriate if the Sellers’ Representative fail to respond in writing to the Purchaser in accordance with this Section 13.2 within the time limitation set forth herein.

13.3.
Subject to the Sellers expressly accepting their full, sole and exclusive liability under this Agreement in respect of a Third Party Claim, they may choose to take over the defense of such Third Party Claim, at their own costs and expenses (including costs of advisors and judicial costs), it being understood, however, that the Sellers’ Representative needs to communicate this decision to the Purchaser within thirty (30) days after they have become aware of the Third Party Claim, and that, in such event, the Purchaser retains the right (but has no obligation) to participate in any such defense and to engage a separate counsel of its choosing at its cost. Notwithstanding the foregoing, the Purchaser may object to such takeover of the defense against a Third Party Claim by the Sellers if, in the Purchaser’s reasonable opinion, this Third Party Claim is (i) commercially sensitive, (ii) involves circumstances or matters dating from after Closing or (iii) if it could have a material impact on the Company’s image or goodwill towards customers or (governmental, Tax or regulatory) authorities. If the Sellers take over the defense against a Third Party Claim in accordance with this Section 13.3, the provisions of Sections 11, 12.1 and 12.2, shall apply mutatis mutandis.

14.	MEAT-TECH'S OBLIGATIONS

14.1.
Meat-Tech (i) guarantees to the Sellers the performance by the Purchaser of all of the Purchaser's obligations under the Agreement, (ii) shall at all times provide to the Purchaser sufficient financial and other support in order to enable the Purchaser to fulfill any and all of its obligations under the Agreement, including, but not limited to the payment of the Purchase Price to the Sellers, and (iii) undertakes that whenever the Purchaser does not timely pay any amount due under or in connection with this Agreement that Meat-Tech shall immediately on demand pay such amount as if it were the principal obligor.

14.2.
Meat-Tech shall be jointly and severally liable with the Purchaser for the performance of the obligations and undertakings of the Purchaser resulting from this Agreement (and shall, for the avoidance of doubt, remain jointly and severally liable when the Purchaser shall be incorporated and shall have taken over and assumed (the obligations and undertakings resulting from) this Agreement in accordance with article 2:2 of the Belgian Code of Companies.

15.	SELLERS' REPRESENTATIVE

15.1.
The Sellers irrevocably make, constitute and appoint David Brandes and Dirk Standaert acting jointly as the Sellers’ representative to act as their agent and attorney-in-fact (the “Sellers’ Representative”) and authorize and empower them to fulfill the role of the Sellers’ Representative under this Agreement. The Sellers shall only be entitled to replace the Sellers’ Representative by giving written notice to the Purchaser, executed by all the Sellers. The Sellers shall at all times ensure the appointment of a Sellers’ Representative in accordance with this Section 15.

15.2.
Each Seller hereby irrevocably makes, constitutes and appoints the Sellers’ Representative as such Seller’s true and lawful attorney and agent, for such Seller and in such Seller’s name, to (a) sign and execute on behalf of such Seller the Trust Agreement and the paying agency agreement to be entered into with the Paying Agent on the Closing Date; (b) receive all notices and communications directed to such Seller under this Agreement and to take such action (or to determine to take no action) with respect thereto as the Sellers’ Representative may deem appropriate as effectively as such Seller could act for himself or itself; (c) to receive and distribute to the Sellers all amounts payable under this Agreement; (d) to execute and deliver all instruments and documents of every kind incident to the foregoing to all intents and purposes and with the same effect as such Seller could do personally; and (e) to take all actions necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing. Each Seller hereby ratifies and confirms as his or its own act, all that the Sellers’ Representative will do or cause to be done pursuant to the provisions of this Section 15. All notices and communications directed to the Sellers under this Agreement will be given to the Sellers’ Representative. A decision, act, consent or instruction of the Sellers’ Representative shall constitute a decision of the Sellers’ Representative and of all of the Sellers, and shall be final, binding and conclusive upon each of the Sellers.

15.3.
The Purchaser has been advised that the Sellers’ Representative cannot, otherwise than as provided in Section 15.2, without the consent of the Seller so affected, enter into any contract, agreement, arrangement or understanding or execute any document or instrument, that would: (i) affect the calculation of any of the Sellers’ part of the Purchase Price, (ii) adversely impact the financial interests of any of the Sellers as set forth in this Agreement, (iii) impose obligations on any of the Sellers not set forth in this Agreement; or (iv) materially alter the economic terms of the Agreement.

15.4.
The Sellers’ Representative shall for all purposes be deemed the sole authorized agent and attorney of each Seller until such time as the agency is terminated. The grant of authority provided for in this Section 15 shall be irrevocable and survives the death, incompetence, bankruptcy or liquidation of each Seller and shall survive the delivery of an assignment by each Seller of the whole or any fraction of its interests in this Agreement.

15.5.	The Parties agree that the Sellers’ Representative shall only be appointed as an agent, within the meaning of this Section 15, of the Sellers.

16.	MISCELLANEOUS.

16.1.
Sole exclusive remedy. Unless explicitly provided otherwise in this Agreement, the indemnification provisions contained in Sections 9, 11, 12 and 13 are intended to provide and shall be the sole and exclusive remedy following the Closing, as to all money damages for any action based upon, arising out of or related to the subject matter of this Agreement, and each Party waives to the fullest extent permitted by Law any other rights and remedies it may have under any applicable Law, and shall therefore not be entitled to rescind this Agreement in any circumstances.

16.2.
Release of directors’ liability. The Purchaser agrees and undertakes to vote at the next annual general meeting of shareholders of the Company with all its shares in favor of a resolution releasing the POM Founders in their capacity as the Company’s directors from any liability for general management faults (gewone bestuursfouten) arising from the performance of their respective director’s mandate for the Company during the current financial year.

16.3.
Transfer restriction. The Purchaser agrees and undertakes not to directly sell or otherwise transfer all or part of the Shares to any entity established or resident outside of the European Economic Area within a period of twelve (12) months following the Closing Date. In case of a breach by the Purchaser of its obligations under this Section 16.3, the Purchaser shall reimburse to the Seller(s) any losses (including, for the avoidance of doubt, any taxes) effectively incurred by such Seller(s) as a result of such breach.

16.4.
Effect of termination. If this Agreement is terminated pursuant to Section 3.3 or 3.8, all rights and obligations of the Parties hereunder shall terminate except for this Section 16.4 and Sections 16.8, 16.9, 16.11, 16.13, 16.14, 16.16 and 16.17, which shall survive the termination of the Agreement.

16.5.
No joint and several liability. Where any obligation, representation, warranty, covenant or undertaking in this Agreement is expressed to be made, undertaken or given by the POM Founders or the Sellers, such relevant Parties shall be severally but not jointly (deelbaar en niet hoofdelijk) responsible in respect of it to the Purchaser and each such Party shall only be liable up to such Party’s Pro Rata Portion of the relevant losses. Where any obligation, representation, warranty, covenant or undertaking in this Agreement is expressed to be made, undertaken or given by each POM Founder or Seller individually, each such Party shall be individually responsible in respect of it to the Purchaser.

16.6.
Interest on late payments. Interest shall accrue from the date of the notice of default up to the date of payment, at the rate of three percent (3%) per year calculated on the basis of a year of three hundred and sixty-five (365) calendar days. Such interest shall accrue from day to day. Subject to the conditions of section 1154 of the Belgian Civil Code, interest amounts (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each year that such interest amount remains unpaid (it being understood that the interest remains immediately due and payable).

16.7.
Announcements. At any time before the Closing Date, no Party will disclose the existence, subject matter or terms of this Agreement, unless in accordance with Section 16.8 or Section 16.18 or with the prior written approval of the Purchaser and the Sellers’ Representative, which may not be unreasonable withheld or delayed.

The Parties shall consult with each other concerning the means by which the Company’s employees, customers, suppliers and others having dealings with the Company shall be informed of this Agreement. The Purchaser shall have the right to be present or represented when any such communication is made.

16.8.	Confidentiality.

16.8.1.
The terms of this Agreement or any agreements entered into pursuant to this Agreement are confidential, and subject to Section 16.7 and Section 16.18, and unless otherwise provided in this Section, each Party is prohibited from disclosing all or part of this Agreement at any time (including after the Closing Date).

16.8.2.	Subject to Section 16.8.3:

(a)
Each of the Parties shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to the negotiations relating to this Agreement (or any agreement entered into pursuant to this Agreement);

(b)	The Sellers shall treat as strictly confidential and not disclose or use any information relating to the Company, the Purchaser and/or Meat-Tech following the Closing Date;

(c)
The Purchaser and Meat-Tech shall treat as strictly confidential and not disclose or use any information relating to the business, financial and other affairs (including future plans and targets) of the Sellers.

16.8.3.	Sections 16.8.1 and 16.8.2 shall however not prohibit disclosure or use of any information if and to the extent that:

(a)
The disclosure or use is required by applicable Law, provided that prior to such disclosure or use, the Party concerned shall, to the extent practicable, promptly notify the other Parties of such requirement with a view to providing the other Parties with the opportunity to give its comments (which shall not be unreasonably withheld) regarding such disclosure or use;

(b)
The disclosure or use is required for the purpose of complying with the provisions of this Agreement or any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement;

(c)	The information is or becomes publicly available (other than by breach of this Agreement);

(d)	The other Parties have given their prior written approval to the disclosure or use;

(e)	The disclosure to or use by professional advisors or third party suppliers on a “need-to-know” basis and provided that such advisors or suppliers are subject to written confidentiality obligations; or

(f)	The information was already in the possession of that Party and is not subject to a confidentiality obligation or restriction in use.

16.9.
Costs. Except as otherwise expressly provided in this Agreement, each Party shall bear all costs, fees and expenses borne or incurred by it in connection with the preparation, negotiation, execution and performance of this Agreement and the Transaction.

16.10.
Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

16.11.
Governing Law; Jurisdiction. This Agreement is governed by Belgian law. All disputes arising out of or in connection with the Agreement will be finally settled under the CEPANI Rules of Arbitration by three (3) arbitrators appointed in accordance with those Rules. The arbitration procedure will take place in Brussels and will be conducted in English.

16.12.
Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of the Sellers or the Purchaser.

16.13.
Entire Agreement; Amendment. This Agreement and the other documents delivered pursuant hereto at the Closing and thereafter constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof (including, for the avoidance of doubt, the non-binding letter of intent entered into between the Company (on behalf of its shareholders) and Meat-Tech on September 9, 2020). Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Party against whom enforcement of any such amendment, waiver, discharge or termination is sought, except that any provision of this Agreement may be amended, waived or discharged by a writing signed by the Parties, in which case such amendment, waiver or discharge shall obligate all parties to this Agreement.

16.14.
Notices. Any notices or other documents to be given hereunder shall be delivered or sent by registered mail or by facsimile or email transmission (with electronic confirmation of delivery) to the addresses or to the facsimile number of the parties hereto set out in this Agreement (or such other address or numbers as may have been notified) and any such notice or other document shall be deemed to have been served one (1) Business Day after delivery by courier, four (4) Business Days after delivery by registered mail and one (1) Business Day after facsimile or email transmission and written confirmation receipt of such facsimile.

16.15.
Waiver. No failure on the part of any party hereto to exercise, and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No express written waiver or assent by any party hereto to any breach of or default in any term or condition of this Agreement shall constitute a waiver of or an assent to any succeeding breach of or default in the same or any other term or condition hereof. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

16.16.
Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

16.17.
Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect and said provision shall be amended as required for it to become legal and enforceable, and this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

16.18.
Publicity. Press release, public statements, advertisement or similar publicity from any party hereunder with respect to the participation of the Company in the Transactions (or any other matter relating to the Company) shall be coordinated with the POM Founders.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above:

/s/ Dirk Standaert	/s/ David Brandes
Dirk Standaert /s/ Eva Sommer	David Brandes /s/ Paul Mozdziak
Eva Sommer /s/ Barbara Doerner	For Oliver Seaward Consulting LLC Paul Mozdziak Managing partner /s/ Benjamin Brudler
For KD Medienagentur und Beteiligungsgesellshaft GmbH Name: Capacity: /s/ Sascha B. Lehmann	For Brudler Beteiligungen GmbH Name: Capacity: /s/ Mira Gelehrter
Sascha B. Lehmann /s/ Kian Moini	Mira Gelehrter /s/ Philipp Klöckner
For Unternehmersgeist 27 UG Name: Capacity: /s/ Chris von Wedemeyer	For HiddenMarkets UG Name: Capacity: /s/ Pascal Vetter
For HGvW Holding GmbH & Co. KG Name: Capacity:	For Burgaststätte Hohen Neuffen GmbH Name: Capacity:

/s/ Arend Lars Iven	/s/ Tamara Minick-Scokalo
For BVPO Berlin Venture Partners GmbH Name: Capacity: /s/ Jan Bohl	Tamara Minick-Scokalo /s/ Michael Edelhart
For Jan Bohl GmbH Name: Capacity: /s/ Wolf Michael Nietzer	For Joyance Partners LLC Name: Michael Edelhart Capacity: Manager /s/ Wolf Michael Nietzer
For Food Ventures I GmbH & Co. KG Name: Capacity: /s/ Philippe Fornier	For Food Ventures II GmbH & Co. KG Name: Capacity: /s/ Andrew Ive
Philippe Fornier /s/ Salvatore Matteis	For New Protein Fund I Name: Capacity: /s/ Aleksander Jakima
For Next Ventures Fund SCA SICAV-RAIF Salvatore Matteis Manager A of Next Ventures GP S.à.r.l., managing general partner	For Next Ventures Fund SCA SICAV-RAIF Aleksander Jakima Manager B of Next Ventures GP S.à.r.l., managing general partner

/s/ Sharon Fima	/s/ Omri Schanin
For Meat-Tech Europe BV, in the process of incorporation: Meat-Tech 3D Ltd. Name: Capacity: /s/ Guy Hefer	For Meat-Tech Europe BV, in the process of incorporation: Meat-Tech 3D Ltd. Name: Capacity: /s/ Sharon Fima
For Meat-Tech Europe BV, in the process of incorporation: Meat-Tech 3D Ltd. Name: Capacity: /s/ Omri Schanin	For Meat-Tech 3D Ltd. Name: Capacity: /s/ Guy Hefer
For Meat-Tech 3D Ltd. Name: Capacity:	For Meat-Tech 3D Ltd. Name: Capacity: